Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

CACTUS ACQUISITION CORP. 1 LIMITED,

VIVOPOWER INTERNATIONAL PLC,

TEMBO GROUP B.V.,

TEMBO EUV INVESTMENT CORPORATION LIMITED,

AND

TEMBO E-LV B.V.

DATED AS OF AUGUST 29, 2024

TABLE OF CONTENTS

ARTICLE I. CERTAIN DEFINITIONS		3
1.1	Definitions	3

ARTICLE II. MERGER		17
2.1	Transactions	17
2.2	Closing	19
2.3	Withholding	19
2.4	CCTS Warrants	19
2.5	Allocation Schedule	19
2.6	Exchange of Shares	20
2.7	Treatment of Company Awards	21

ARTICLE III. REPRESENTATIONS AND WARRANTIES RELATING TO THE GROUP COMPANIES		22
3.1	Organization and Qualification	22
3.2	Capitalization of the Group Companies	22
3.3	Authority	23
3.4	Financial Statements; Undisclosed Liabilities	24
3.5	Consents and Requisite Governmental Approvals; No Violations.	25
3.6	Permits	25
3.7	Material Contracts	25
3.8	Absence of Changes	27
3.9	Business Activities	28
3.10	Litigation	28
3.11	Compliance with Applicable Law	28

3.12	Employee Plan.	28
3.13	Environmental Matters	29
3.14	Intellectual Property	30
3.15	Labor Matters	32
3.16	Insurance	34
3.17	Tax Matters	34
3.18	Brokers	35
3.19	Real and Personal Property	36
3.20	Transactions with Affiliates	36
3.21	Data Privacy and Security	37
3.22	Compliance with International Trade & Anti-Corruption Laws	38
3.23	Information Supplied	39
3.24	Investigation; No Other Representations	39
3.25	Regulatory Compliance	39
3.26	Investment Company Act	39
3.27	Top Suppliers and Customers	40
3.28	EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES	40

ARTICLE IV. REPRESENTATIONS AND WARRANTIES RELATING TO CCTS		40
4.1	Organization and Qualification	40
4.2	Authority	41
4.3	Consents and Requisite Governmental Approvals; No Violations	41
4.4	Brokers	42
4.5	Information Supplied	42
4.6	Capitalization of CCTS.	42
4.7	SEC Filings	43
4.8	Trust Account	43
4.9	Transactions with Affiliates	44
4.10	Litigation	44

4.11	Compliance with Applicable Law	44
4.12	Business Activities	44
4.13	Internal Controls; Listing; Financial Statements.	45
4.14	No Undisclosed Liabilities	46
4.15	Tax Matters.	46
4.16	Investigation; No Other Representations.	47
4.17	Compliance with International Trade & Anti-Corruption Laws.	47
4.18	EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES	48

ARTICLE V. [RESERVED.]		49

ARTICLE VI. COVENANTS		49
6.1	Conduct of Business of the Company	49
6.2	Efforts to Consummate	52
6.3	Confidentiality and Access to Information	54
6.4	Public Announcements.	54
6.5	Preparation of Registration Statement/Proxy Statement	55
6.6	CCTS Shareholder Approval	56
6.7	Required Company and Holdco Shareholder Approval	57
6.8	Merger Sub Shareholder Approval	57
6.9	Conduct of Business of CCTS	57
6.10	Nasdaq Listing	59
6.11	Trust Account	59
6.12	CCTS Indemnification; Directors’ and Officers’ Insurance	59
6.13	Company Indemnification; Directors’ and Officers’ Insurance	60
6.14	Post-Closing Directors and Officers	61
6.15	PCAOB Financials	63
6.16	Conduct of Business of Holdco	63

6.17	Holdco Equity Incentive Plan	64
6.18	EU Securities Regulation	64
6.19	Intended Tax Treatment	64
6.20	Assignment of Material Contracts	64

ARTICLE VII. CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS		64
7.1	Conditions to the Obligations of the Parties	64
7.2	Other Conditions to the Obligations of CCTS	65
7.3	Other Conditions to the Obligations of the Company	66
7.4	Frustration of Closing Conditions	67

ARTICLE VIII. TERMINATION		67
8.1	Termination	67
8.2	Effect of Termination	68

ARTICLE IX. MISCELLANOUS		68
9.1	Non-Survival	68
9.2	Entire Agreement; Assignment	68
9.3	Amendment	68
9.4	Notices	69
9.5	Governing Law; Submission to Jurisdiction	70
9.6	Fees and Expenses	71
9.7	Construction; Interpretation	71
9.8	Exhibits and Schedules	72
9.9	Parties in Interest	72
9.10	Severability	72
9.11	Counterparts; Electronic Signatures	72
9.12	Knowledge of Company; Knowledge of CCTS	72
9.13	No Recourse	73
9.14	Extension; Waiver	73
9.15	Waiver of Jury Trial	73
9.16	Specific Performance	73
9.17	Trust Account Waiver	74

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of August 29, 2024, is made by and among Cactus Acquisition Corp. 1 Limited, a Cayman Islands exempted company (“CCTS”), VivoPower International plc, a public limited company organized under the laws of England and Wales (“Parent”), Tembo Group B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (“Holdco”), Tembo EUV Investment Corporation Limited, a Cayman Islands exempted company (“Merger Sub”) and Tembo e-LV B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (the “Company”). CCTS, Parent, the Company, Holdco and Merger Sub shall be referred to herein from time to time individually as a “Party,” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1 or elsewhere in this Agreement.

W I T N E S S E T H:

WHEREAS, CCTS is a blank check company that was originally incorporated as a Cayman Islands exempted company on April 19, 2021, and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, the Company is, as of the date of this Agreement, a wholly-owned subsidiary of Parent;

WHEREAS, Holdco is, as of the date of this Agreement, a wholly-owned subsidiary of the Company and was formed for purposes of the Transactions;

WHEREAS, Merger Sub is, as of the date of this Agreement, a wholly-owned subsidiary of Holdco and was formed for purposes of the Transactions;

WHEREAS, on the Closing Date (as defined herein), prior to the consummation of the Merger (as defined herein), each shareholder of the Company (each, a “Company Shareholder”) shall contribute and transfer each Company Share held by it to Holdco and Holdco shall accept such contribution and in exchange issue to such holder such number of Holdco Shares that is equal to the Applicable Exchange Consideration Per Share with respect to such Company Share (the foregoing transactions together, the “Company Share Exchange”);

WHEREAS, following the Company Share Exchange, the legal form of Holdco shall be converted from a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) to a public limited liability company (naamloze vennootschap) on the terms and subject to the conditions set forth in this Agreement (the “Holdco Reorganization”);

WHEREAS, following the Holdco Reorganization, upon the terms and subject to the conditions of this Agreement and in accordance with the Companies Act (as Revised) (the “Cayman Companies Act”), at the Closing, Merger Sub will merge with and into CCTS, with CCTS surviving such merger as a wholly-owned subsidiary of Holdco (the “Merger”);

WHEREAS, at the Closing, by virtue of the Merger, and without any further action on the part of any Party or any other Person: (a) the Relevant CCTS Shares shall be automatically cancelled and extinguished in exchange for the Merger Consideration, each issued and outstanding CCTS Warrant shall automatically cease to represent a right to acquire CCTS Class A Shares and shall represent a right to acquire Holdco Shares, and the Merger Consideration will be settled as follows: (i) each holder of Relevant CCTS Shares will be entitled to the Merger Claims, (ii) the Merger Claims will be contributed and transferred to Holdco in exchange for the issuance of Holdco Shares (in each case, upon the terms and subject to the conditions set forth in this Agreement); and (iii) the Surviving Company will issue and allot to Holdco corresponding Equity Securities in the Surviving Company;

WHEREAS, in connection with the Transactions, the Parties desire for Holdco to register the Holdco Shares, and the issuance thereof, with the SEC to become a publicly traded company;

WHEREAS, pursuant to the Governing Documents of CCTS, CCTS is required to provide an opportunity for its shareholders to have their outstanding CCTS Class A Shares redeemed pursuant to the CCTS Shareholder Redemption on the terms and subject to the conditions set forth therein in connection with obtaining the Required CCTS Shareholder Approval;

WHEREAS, concurrently with the execution of this Agreement, the Persons listed on Schedule A hereto (the “Company Supporting Persons”) have entered into a support agreement substantially in the form attached hereto as Exhibit A (the “Company Shareholder and Investor Support Agreement”), with the Company, Holdco, Merger Sub and CCTS, pursuant to which, among other things, each Company Supporting Person (a) is required to grant to the Company (or a designee of the Company) an irrevocable power of attorney, substantially in the form attached to the Company Shareholder and Investor Support Agreement, permitting and directing the Company (or a designee of the Company), acting on behalf of each such Company Supporting Person, and the proxyholders under such power of attorney to execute (i) the Dutch Deed of Issue Company Share Exchange (to the extent such Company Supporting Person is or will become a Company Shareholder prior to the Company Share Exchange) and (ii) any other Ancillary Documents to which such Company Supporting Person is or will be a party and (b) irrevocably undertook vis-à-vis the Company, Holdco, Merger Sub, CCTS and each other Company Supporting Person to perform all necessary or desirable actions in connection with the Transactions to consummate the Company Share Exchange and (c) agreed to certain covenants to support the Transactions, including certain restrictions on the sale, disposition or transfer of the Company Shares held or to be held by such Company Shareholder;

WHEREAS, concurrently with the execution of this Agreement, certain CCTS Shareholders (including Cactus Healthcare Management LP, a Delaware limited partnership (“CHM”), which is the record holder of 632,500 CCTS Class A Shares, and ARWM Inc Pte Limited (“ARWM”)), which is the record holder of 2,359,999 CCTS Class A Shares and one CCTS Class B Share, CCTS, the Company and Holdco have entered into a support agreement substantially in the form set forth as Exhibit B hereto (the “Investor Support Agreement”), pursuant to which, among other things, such CCTS Shareholders and such principals have agreed (a) to vote in favor of this Agreement and the Transactions (including the Merger) and (b) not to redeem their respective shares in CCTS in connection with the Transactions (including the Merger) contemplated hereby and in the Ancillary Documents;

WHEREAS, immediately prior to the Closing, in accordance with Section 7.2(g)(ii) and Section 7.3(c)(ii), Holdco, CHM, ARWM and certain other (direct or indirect) Company Shareholders (collectively, the “IRA Shareholders”) shall enter into a registration rights agreement, in a form to be agreed on or before the Closing Date (the “Investor Rights Agreement”), pursuant to which, among other things, CHM, ARWM and each IRA Shareholder will be granted certain registration rights with respect to their respective Holdco Shares, in each case, on the terms and subject to the conditions therein;

WHEREAS, prior to the Closing, certain holders of Company Shares (the “Lock-Up Holders”) will enter into lock-up agreements substantially in the form set forth as Exhibit C hereto (each, a “Lock-Up Agreement”), each of which shall be effective as of the Closing, pursuant to which, among other things, the Lock-Up Holders party thereto will agree not to effect any sale or distribution of certain shares of the Company held by them during the applicable lock-up period(s) described therein, and on the terms and subject to the conditions therein;

WHEREAS, effective upon the Closing, the appointment of members to the board of directors of Holdco (the “Holdco Board”) as set forth in Section 6.14 will take effect;

WHEREAS, the board of directors of CCTS (the “CCTS Board”), after receiving financial and legal advice, including the receipt of the Fairness Opinion, has unanimously (a) determined that the Merger and the other Transactions are fair to, and in the best interests of, CCTS and its shareholders, (b) adopted resolutions approving this Agreement and declaring its advisability and approving the Merger and the other Transactions and (c) recommended the authorization of the Plan of Merger and the approval of the Transactions by the shareholders of CCTS in order to procure the Required CCTS Shareholder Approval;

WHEREAS, the Holdco Board has (a) determined that this Agreement, the Merger and the other Transactions are in the best interests of Holdco and its business and (b) adopted resolutions approving this Agreement, the Merger and the other Transactions;

WHEREAS, for U.S. federal (and applicable state and local) income Tax purposes, it is the intent of the Parties that the Company Share Exchange and the Merger, when taken together, qualify as an exchange described in Section 351 of the Code (the “Intended Tax Treatment”);

WHEREAS, the Company, in its capacity as the sole shareholder of Holdco, has adopted resolutions approving this Agreement, the Merger and the other Transactions; and

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously adopted resolutions (i) determining that this Agreement and the Transactions are conducive to the Company’s objects and serve the best interests of the Company, its business and the Company’s stakeholders and (ii) approving the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

ARTICLE I.

CERTAIN DEFINITIONS

1.1    Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Additional CCTS SEC Reports” has the meaning set forth in Section 4.7.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Aggregate Cash Proceeds” means the amount of cash available in the Trust Account after giving effect to the CCTS Shareholder Redemption.

“Aggregate Share Consideration” means an amount of Holdco Shares equal to the Purchase Price divided by the Holdco Per Share Value.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 2.5.

“Ancillary Documents” means the Company Shareholder and Investor Support Agreement, Investor Support Agreement, the Investor Rights Agreement and the Lock-Up Agreement(s) and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by the Parties in connection with the Transactions.

“Anti-Corruption Laws” means, collectively, (a) the FCPA, (b) the UK Bribery Act 2010 and (c) any applicable Law enacted in any jurisdiction in connection with or arising under the OECD Convention Combating Bribery of Foreign Public Officials in International Business transactions.

“Antitrust Laws” means Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Exchange Consideration Per Share” means an amount of Holdco Shares equal to the outcome of the quotient of which (a) the numerator is the Aggregate Share Consideration minus the aggregate number of Holdco Shares issuable pursuant to the settlement of the Company Incentive Plan as contemplated by Section 2.7 and (b) the denominator of which is the number of Fully Diluted Company Shares.

“ARWM” has the meaning set forth in the recitals to this Agreement.

“Business” means the design, testing, production, assembly, and packaging of battery electric vehicle conversion kits, as well as training and education services and services or products incidental or attendant thereto, in each case as conducted or contemplated to be conducted by the Company as of the date of this Agreement, including the Company’s licenses with third parties.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York, the Cayman Islands, London, United Kingdom and Amsterdam, the Netherlands are open for the general transaction of business.

“Cayman Companies Act” has the meaning set forth in the recitals to this Agreement.

“CCTS” has the meaning set forth in the preamble to this Agreement.

“CCTS Board Recommendation” has the meaning set forth in Section 6.8.

“CCTS Board” has the meaning set forth in the recitals to this Agreement.

“CCTS Business Combination” means a “business combination” as such term is defined in the Articles of Association of CCTS as in effect on the date of this Agreement.

“CCTS Capitalization Representations” means the representations and warranties set forth in Section 4.6(a) and Section 4.6(b).

“CCTS Class A Shares” means the Class A ordinary shares, par value $0.0001 in the capital of CCTS.

“CCTS Class B Share” means the Class B ordinary share, par value $0.0001 in the capital of CCTS.

“CCTS D&O Persons” has the meaning set forth in Section 6.14(a).

“CCTS D&O Tail Policy” has the meaning set forth in Section 6.14(a).

“CCTS Designees” has the meaning set forth in Section 6.14(b).

“CCTS Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by CCTS.

“CCTS Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, CCTS that are due and payable and not otherwise expressly allocated to the Company pursuant to the terms of this Agreement or any Ancillary Document, in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of CCTS, (b) the filing fees incurred in connection with making any filings under Section 6.2, (c) 50% of all filing fees and associated expenses incurred in connection with preparing and filing the Registration Statement, the Proxy Statement or the Registration Statement/Proxy Statement under Section 6.5 (but excluding for the avoidance of doubt, any fees and expenses set forth in (a) above, which shall be paid in accordance with (a) above), (d) the filing fees and associated expenses incurred in connection with obtaining approval of Nasdaq under Section 6.10 and obtaining the Required CCTS Shareholder Approval, (e) the aggregate amount (principal plus interest, if any, through the Closing Date) of any loans owed by CCTS to the Sponsor Entities, (f) the costs and expenses necessary for a Charter Extension Amendment and (g) any other fees, expenses, commissions or other amounts that are expressly allocated to CCTS pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein, CCTS Expenses shall not include (i) any Company Expenses or (ii) the cost of the CCTS D&O Tail Policy.

“CCTS Financial Statements” has the meaning set forth in Section 4.13(d).

“CCTS Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority) and Section 4.4 (Brokers).

“CCTS Liabilities” means, as of any determination time, without duplication of any CCTS Expenses, the aggregate amount of Liabilities that would be accrued on a balance sheet, whether such Liabilities are then due and payable by CCTS as of such time.

“CCTS Material Adverse Effect” means any Event that, individually or in the aggregate with any other Event, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of CCTS, taken as a whole, or (b) the ability of CCTS or Merger Sub to consummate the Transactions; provided however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a CCTS Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) changes in general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes or proposed changes in any applicable Laws or IFRS or the interpretation thereof, (v) any Event that is generally applicable to the industries or markets in which CCTS operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of CCTS with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 4.3 to the extent that their purpose is to address the consequences resulting from the public announcement or pendency or consummation of the Transactions or the condition set forth in Section 7.3(b) to the extent it relates to such representations and warranties), (vii) any failure by CCTS to meet, or changes to, any internal or published budgets, projections or forecasts in and of itself (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), (viii) the taking of any action required by or expressly permitted by this Agreement or any Ancillary Document or the failure to take any action that is prohibited by this Agreement or any Ancillary Document, (ix) any action taken by, or at express written request of an authorized signatory of the Company or any of its Affiliates, or (x) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing, including, any Law, directive, pronouncement, guideline or recommendation issued by any Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or any industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak; provided, however, that any Event resulting from a matter described in any of the foregoing clauses (i) through (v) or (x) may be taken into account in determining whether a CCTS Material Adverse Effect has occurred or is reasonably likely to occur to the extent such Event has a disproportionate adverse effect on CCTS relative to other “SPACs” operating in the industries in which CCTS operates.

“CCTS Non-Party Affiliates” means, collectively, each CCTS Related Party and each former, current or future Affiliates, Representatives, successors or permitted assigns of any CCTS Related Party (other than, for the avoidance of doubt, CCTS).

“CCTS Related Party Transactions” has the meaning set forth in Section 4.9.

“CCTS Related Party” has the meaning set forth in Section 4.9.

“CCTS SEC Reports” has the meaning set forth in Section 4.7.

“CCTS Shareholder Redemption” means the right of the holders of CCTS Class A Shares to redeem all or a portion of their CCTS Class A Shares (in connection with the Transactions or otherwise) as set forth in Governing Documents of CCTS.

“CCTS Shareholders’ Meeting” has the meaning set forth in Section 6.6.

“CCTS Shareholders” means holders of CCTS Shares.

“CCTS Shares” means prior to the occurrence of the Merger, collectively, the CCTS Class A Shares and the CCTS Class B Share.

“CCTS Units” means the units, each consisting of one CCTS Class A Share and one-half of a CCTS Warrant to acquire one CCTS Class A Share.

“CCTS Warrants” means each warrant to purchase one CCTS Class A Share at an exercise price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement.

“Change of Control Payment” means (a) any success, change of control, retention, transaction bonus or other similar payment or amount that may be payable to any Person as a result of or in connection with this Agreement or the Transactions or any other Change of Control Transaction (including any such payments or similar amounts that may become due and payable in connection with such Change of Control Transaction) or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, and any fees, expenses or other payments owing or that will become owing in respect of, any Company Related Party Transaction (in the case of each of clause (a) and (b), regardless of whether paid or payable prior to, at or after the Closing or in connection with or otherwise related to this Agreement or any Ancillary Document). For purposes of this definition, the settlement of the entitlements under outstanding Company Awards in the form of Holdco Shares as contemplated by Section 3.12(e) shall not constitute a Change of Control Payment by the Company or Holdco.

“Change of Control Transaction” means any transaction or series of related transactions (a) under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) another Person or any of its Affiliates or (ii) all or a material portion of assets, businesses or equity securities of another Person or (b) that results, directly or indirectly, in the shareholders of a Person as of immediately prior to such transaction holding, in the aggregate, less than fifty percent (50%) of the voting shares of such Person (or any successor or parent company of such Person) immediately after the consummation thereof (in the case of each of clause (a) and (b), whether by merger, consolidation, tender offer, recapitalization, purchase or issuance of equity securities, tender offer or otherwise).

“Charter Extension Amendment” has the meaning set forth in Section 6.9(b)(i).

“CHM” has the meaning set forth in the recitals to this Agreement.

“Closing” has the meaning set forth in Section 2.1(c)(i).

“Closing Date” has the meaning set forth in Section 2.1(c)(i).

“Closing Filing” has the meaning set forth in Section 5.4(b).

“Closing Press Release” has the meaning set forth in Section 5.4(b).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the U.S. Internal Revenue Code of 1986.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Award” means, as of any determination time, each award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company under the Company Incentive Plan.

“Company Board” has the meaning set forth in the recitals to this Agreement.

“Company D&O Persons” has the meaning set forth in Section 6.13(a).

“Company D&O Tail Policy” has the meaning set forth in Section 6.13(c).

“Company Designee” has the meaning set forth in Section 6.14(b).

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to CCTS by the Company.

“Company Incentive Plan” means the Tembo Long-Term Incentive Plan dated March 2023.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of any Group Company that are due and payable and not otherwise expressly allocated to CCTS pursuant to the terms of this Agreement or any Ancillary Document, in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any Group Company, (b) 50% of all filing fees and associated expenses incurred in connection with filing the Registration Statement, the Proxy Statement or the Registration Statement/Proxy Statement under Section 6.5, (excluding, for the avoidance of doubt, any fees and expenses set forth in (a) above, which shall be paid in accordance with (a) above), and (c) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company pursuant to this Agreement or any Ancillary Document and (e) Change of Control Payments paid or payable by the Company and all Taxes due in connection with such Change of Control Payments. Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any CCTS Expenses.

“Company Financial Statements” has the meaning set forth in Section 3.4(a).

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Capitalization of the Group Companies), Section 3.3 (Authority), Section 3.8(a) (No Company Material Adverse Effect) and Section 3.18 (Brokers).

“Company Issuance Rights” means the rights to issuance of Company Shares pursuant to the TAG Agreement.

“Company IT Systems” means all computer systems, computer software and hardware, communication systems, servers, network equipment and related documentation, in each case, owned, licensed or leased by a Group Company.

“Company Material Adverse Effect” means any Event that, individually or in the aggregate with any other Event, has had or would reasonably be expected to have a material adverse effect on (a) the business, assets, results of operations or financial condition of the Group Companies, taken as a whole, or (b) the ability of the Company to consummate the Transactions; provided, however, that in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: (i) changes in general business or economic conditions in or affecting the United States or the Netherlands, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States, the Netherlands, or any other country, including the engagement by the United States, the Netherlands, or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, or any escalation of the foregoing, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States, the Netherlands, or any other country or region in the world, or changes therein, including changes in interest rates in the United States, the Netherlands, or any other country and changes in exchange rates for the currencies of any countries, (iv) changes or proposed changes in any applicable Laws or IFRS or the interpretation thereof, (v) any Event that is generally applicable to the industries or markets in which any Group Company operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of any Group Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.5 to the extent that their purpose is to address the consequences resulting from the public announcement or pendency or consummation of the Transactions or the condition set forth in Section 7.2(a) to the extent it relates to such representations and warranties), (vii) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections or forecasts in and of itself (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics or quarantines, acts of God or other natural disasters or comparable events in the United States, the Netherlands or any other country or region in the world, or any escalation of the foregoing, and any Law, directive, pronouncement, guideline or recommendation issued by any Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or any industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak; provided however, that any Event resulting from a matter described in any of the foregoing clauses (i) through (v) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such Event has a disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate.

“Company Non-Party Affiliates” means, collectively, each Company Related Party and each former, current or future Affiliates, Representatives, successors or permitted assigns of any Company Related Party (other than, for the avoidance of doubt, the Company).

“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned and either used, held for use or practiced by any Group Company.

“Company Product” means electric utility vehicle conversion kits and such other products as the Company may manufacture or market from time to time and services performed by the Company related thereto.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by, or filed by or in the name of any Group Company, including all Registered Intellectual Property co-owned by any Group Company.

“Company Related Party Transactions” has the meaning set forth in Section 3.20.

“Company Related Party” has the meaning set forth in Section 3.20.

“Company Share Exchange” has the meaning set forth in the recitals to this Agreement.

“Company Shareholder” has the meaning set forth in the recitals to this Agreement.

“Company Shares” means the ordinary shares in the share capital of the Company, each having a nominal value of €0.01.

“Company Shareholder and Investor Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Company Supporting Person” has the meaning set forth in the recitals to this Agreement.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Continental” means Continental Stock Transfer & Trust Company.

“Contingent Worker” means any individual independent contractor, consultant, contractor, sub-contractor, temporary employee, leased employee or other agent used by any Group Company and classified by such Group Company as other than an employee, or compensated other than through wages paid by such Group Company through the Group Company’s payroll function.

“Contract” or “Contracts” means any written or oral agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“Current Companies” means the Group Companies, excluding Holdco and Merger Sub.

“Designees” has the meaning set forth in Section 6.14(b).

“Dutch Deed of Issue Company Share Exchange” has the meaning set forth in Section 2.1(a)(ii).

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), including each stock option plan, stock purchase plan, phantom stock, stock appreciation right, restricted stock unit, bonus, profit sharing, savings, pension or incentive plan, supplemental retirement, medical, dental, vision, disability, death benefit, welfare, fringe benefit, employee relocation, cafeteria benefit, dependent care, life insurance or accident insurance plan or program, service provider loan, severance pay plan, program or arrangement, deferred compensation arrangement or agreement, employment agreement, consulting agreement, or other compensation plan, program, agreement, or arrangement, change in control plan, retention or termination plan, program or arrangement, supplemental income arrangement, or sabbatical or vacation plan, in each case that any Group Company maintains, sponsors or contributes to, or has any obligation to contribute to, or with respect to which any Group Company has or may reasonably be expected to have any present or future Liability, whether actual or contingent (including as an ERISA Affiliate).

“Enforceability Exceptions” has the meaning set forth in Section 3.3.

“Environmental Laws” means all Laws and Orders concerning pollution, natural resources, protection of the environment, Hazardous Substances, or human health or safety.

“EPCRS” means the IRS Employee Plans Compliance Resolution System.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights, through contract or otherwise), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor (including, for the avoidance of doubt, any Company Issuance Right).

“ERISA Affiliate” means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes any Group Company.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“European Union Member State” means any country that is a member state of the European Union.

“Event” means any change, event, effect, occurrence or state of facts.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.6(a).

“Exchange Fund” has the meaning set forth in Section 2.6(b).

“Fairness Opinion” means the opinion of Gemini Valuation Services, LLC, delivered to the CCTS Board prior to the date hereof, stating that the consideration to be paid by CCTS in the Transactions are fair to the shareholders of CCTS from a financial point of view.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977.

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws.

“Foreign Benefit Plan” means each Employee Benefit Plan maintained by any of the Group Companies for the benefit of its current or former employees, officers, directors or other individual service providers employed and located outside of the United States of America (other than any plans, funds or similar programs that are maintained by a Governmental Entity) and which plan is not subject to ERISA or the Code.

“Fully Diluted Company Shares” means, without duplication, as of immediately prior to the Company Share Exchange, the sum of (a) the aggregate number of Company Shares issued and outstanding, and (b) the aggregate number of Company Shares (or depository receipts for Company Shares) issuable upon the exercise in full or exchange of issued and outstanding options, warrants, awards, convertible securities, preferred shares, and any other right to subscribe for Company Shares (including, without limitation, the Company Issuance Rights), in each case to their maximum extent (but excluding, for the avoidance of doubt, any entitlement pursuant to the Company Incentive Plan or pursuant to Section 2.7).

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a UK limited liability company are its memorandum and articles of association, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation, the “Governing Documents” of a Dutch company are its articles of association (statuten), and the “Governing Documents” of a Cayman Islands exempted company are its memorandum and articles of association.

“Governmental Entity” means any United States or non-United States (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private).

“Group Companies” means, collectively, the Company, Holdco and their respective Subsidiaries.

“Hazardous Substance” means any hazardous, toxic, explosive or radioactive material, substance, waste or other pollutant that is regulated by, or may give rise to Liability pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroalkyl substances, or radon.

“Holdco” has the meaning set forth in the preamble to this Agreement.

“Holdco Board” has the meaning set forth in the recitals to this Agreement.

“Holdco Board Appointments” has the meaning set forth in Section 6.14(a).

“Holdco Per Share Value” means $10.00.

“Holdco Reorganization” has the meaning set forth in the recitals to this Agreement.

“Holdco Shares” means the ordinary shares, nominal value €0.12, in the share capital of Holdco.

“Holdco Warrant” means each warrant to purchase one Holdco Share at a price of $11.50 subject to adjustment.

“IFRS” means International Financial Reporting Standards as promulgated by the International Standards Accounting Board.

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under GAAP or IFRS, as applicable, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, and (g) any of the obligations of any other Person of the type referred to in clauses (a) through (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property Rights” means all intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, industrial designs, industrial design registration and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, whether or not registered, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and works of authorship, database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (d) trade secrets, know-how and confidential and proprietary information, including invention disclosures, inventions and formulae, whether patentable or not; (e) rights in or to Software or other technology; and (f) any other intellectual or proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world.

“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investor Rights Agreement” has the meaning set forth in the recitals to this Agreement.

“Investor Support Agreement” has the meaning set forth in the recitals to this Agreement.

“IPO” has the meaning set forth in Section 4.7.

“IRA Shareholders” has the meaning set forth in the recitals to this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Latest Balance Sheet Date” has the meaning set forth in Section 3.4(a).

“Law” means any federal, state, local, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, code, regulation or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Leased Real Property” has the meaning set forth in Section 3.19(b).

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law, Proceeding or Order and those arising under any Contract.

“Lien” means any mortgage, pledge, usufruct (vruchtgebruik), security interest, encumbrance, lien, license or sub-license, depository receipt issued for shares with meeting rights (certificaat van een aandeel waaraan vergaderrecht is verbonden), attachment (beslag), charge, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Lock-up Agreement” has the meaning set forth in the recitals to this Agreement.

“Malicious Code” means disabling codes or instructions, spyware, Trojan horses, worms, viruses or other Software routines that facilitate or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, Software, information technology systems, data or other materials.

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

“Material Contracts” has the meaning set forth in Section 3.7(a).

“Material Permits” has the meaning set forth in Section 3.6.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Claim” has the meaning set forth in Section 2.1(c)(iv)(A).

“Merger Consideration” has the meaning set forth in Section 2.1(c)(iv)(A).

“Merger Documents” has the meaning set forth in Section 2.1(c)(ii).

“Merger Sub” has the meaning set forth in the preamble to this Agreement.

“Multiemployer Plan” has the meaning set forth in Section (3)37 or Section 4001(a)(3) of ERISA.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Non-Party Affiliate” means any Company Non-Party Affiliate or CCTS Non-Party Affiliate.

“Officers” has the meaning set forth in Section 6.14(a).

“Order” means any outstanding writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Parent Board” means the board of directors of the Parent.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Scheme” has the meaning set forth in Section 3.15(i).

“Permits” means any approvals, authorizations, clearances, licenses, registrations, permits or certificates of a Governmental Entity.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate Proceedings and for which sufficient reserves have been established in accordance with IFRS or GAAP, as applicable, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate Proceedings and for which sufficient reserves have been established in accordance with IFRS or GAAP, as applicable, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Company and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (f) grants by any Group Company of non-exclusive rights in Intellectual Property Rights in the ordinary course of business, (g) any Lien, including any netting or set-off, as a result of a fiscal unity (fiscale eenheid) for Dutch tax purposes, and (h) other Liens that do not materially and adversely affect the value, use or operation of the asset subject thereto.

“Person” means an individual, partnership, company, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, foundation or other similar entity, whether or not a legal entity.

“Personal Data” means any data or information Processed by or on behalf of a Group Company that identifies a natural person.

“PFIC” means a “passive foreign investment company” within the meaning of Section 1297(a) of the Code.

“Plan of Merger” has the meaning set forth in Section 2.1(c)(ii).

“Pre-Closing CCTS Holders” means the holders of CCTS Shares and CCTS Warrants at any time prior to Closing.

“Prior Acts Coverage” has the meaning set forth in Section 6.13(c).

“Privacy Laws” means applicable Laws in any jurisdiction that govern the receipt, collection, compilation, use, storage, Processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Personal Data, and any such legal requirement governing privacy, data security, data or security breach notification, any penalties and compliance with any order, including Section 5 of the U.S. Federal Trade Commission Act, the U.S. Electronic Communications Privacy Act of 1986, the U.S. Stored Communications Act, the California Online Privacy Protection Act, the California Consumer Privacy Act, the Illinois Biometric Information Privacy Act and other Laws governing the Processing of biometric data, the Massachusetts Data Security Regulations set forth at 201 CMR 17.00, the European Union General Data Protection Regulation 2016/679 (GDPR), the e-Privacy Directive (2002/58/EC) and including any implementing legislation of the foregoing, and all other Laws concerning privacy, data protection, or data security, the U.S. CAN-SPAM Act, the U.S. Telephone Consumer Protection Act and any analogous Laws, in each case to the extent applicable.

“Privacy Requirements” has the meaning set forth in Section 3.21(a).

“Proceeding” means any lawsuit, litigation, action, audit, investigation, examination, claim, complaint, charge, proceeding, suit, arbitration or mediation (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

“Process” (or “Processed,” “Processes” or “Processing”) means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Prospectus” has the meaning set forth in Section 9.17.

“Prospectus Regulation” means the Regulation (EU) 2017/1129 of the European Parliament and of the Council of June 14, 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market (including any relevant delegated regulations).

“Public Shareholders” has the meaning set forth in Section 9.17.

“Public Software” means any Software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Public Software (a) be made available or distributed in source code form; (b) be licensed for purposes of making derivative works; or (c) be redistributable at no, or a nominal, charge.

“Purchase Price” means $838,000,000.

“Real Property Leases” means all leases, sub-leases, licenses or other agreements, in each case, pursuant to which any Group Company leases or sub-leases any real property.

“Registered Domain Names” means internet domain names, including domain names registered with a recognized domain name registry (whether or not Marks).

“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights and Registered Domain Names.

“Registration Statement/Proxy Statement” means a registration statement on Form F-4 relating to the Transactions and containing a prospectus of Holdco and a proxy statement of CCTS.

“Relevant CCTS Shares” means the CCTS Shares issued and outstanding immediately prior to the effective time of the Merger and that are held by Pre-Closing CCTS Holders who (a) do not redeem their CCTS Class A Shares for cash pursuant to the CCTS Shareholder Redemption or (b) hold the CCTS Class B Share; provided that “Relevant CCTS Shares” shall exclude any CCTS Shares held by CCTS as treasury shares.

“Representatives” means with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, officers, managers, employees, members, owners, accountants, consultants, advisors, attorneys, agents and other representatives.

“Required CCTS Shareholder Approval” means the approval of each Transaction Proposal by the affirmative vote of the holders of the requisite number of CCTS Shares entitled to vote thereon, whether in person or by proxy at the CCTS Shareholders’ Meeting (or any adjournment or postponement thereof), in accordance with the Governing Documents of CCTS and applicable Law.

“Sanctions and Export Control Laws” means any applicable Law related to (a) import and export controls, including the U.S. Export Administration Regulations, the International Traffic in Arms Regulations, and any other equivalent or comparable export control laws and regulations of other countries, or (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and His Majesty’s Treasury of the United Kingdom or (c) anti-boycott measures.

“Sarbanes-Oxley Act” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Schedules” means, collectively, the Company Disclosure Schedules and the CCTS Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.

“Signing Filing” has the meaning set forth in Section 6.4(b).

“Signing Press Release” has the meaning set forth in Section 6.4(b).

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Sponsor Entities” means (i) EVGI Limited, (ii) ARWM and (iii) Cactus Healthcare Management LP.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation (including a Dutch B.V. or Dutch N.V.), a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Surviving Company” has the meaning set forth in Section 2.1(c)(i).

“TAG Agreement” means the advance subscription agreement entered into with TAG INTL DMCC and dated June 23, 2023.

“Tax” means any U.S. federal, state or local or non-US income, gross receipts, franchise, estimated, alternative minimum, minimum, base erosion anti-abuse, diverted profits, digital services, imputed underpayment, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, unclaimed property, escheat, turnover, windfall profits or other taxes of any kind whatever, or any other fees, charges, levies, excises, duties or assessments of any kind in the nature of taxes, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not, and including (a) any secondary Liability for any of the aforementioned and (b) any penalty or charge imposed on account of failure to timely, completely or properly file any Tax Return.

“Tax Return” means returns, information returns, statements, declarations, claims for refund, and reports relating to Taxes, including any schedule or attachment thereto or any amendment thereof, filed or required to be filed with any Governmental Entity.

“Termination Date” has the meaning set forth in Section 8.1(d).

“Transaction Litigation” has the meaning set forth in Section 6.2(e).

“Transaction Proposals” has the meaning set forth in Section 6.8.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Documents, including the Holdco Reorganization, the Company Share Exchange and the Merger.

“Trust Account” has the meaning set forth in Section 9.17.

“Trust Agreement” has the meaning set forth in Section 4.8.

“Trustee” has the meaning set forth in Section 4.8.

“Union” has the meaning set forth in Section 3.15(i).

“Unpaid CCTS Expenses” means the CCTS Expenses calculated as of immediately prior to the Closing Date, in each case, to the extent unpaid as of such time.

“Unpaid Company Expenses” means the Company Expenses calculated as of immediately prior to the Closing Date, in each case, to the extent unpaid as of such time.

“Warrant Agreement” means the Warrant Agreement, dated as of November 2, 2021, by and between CCTS and the Trustee.

ARTICLE II.

MERGER

2.1         Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 2.1.

(a)          Company Share Exchange.

(i)    On the Closing Date, prior to the Merger, in accordance with Dutch Law, the Company shall cause each Company Shareholder to effect the Company Share Exchange, whereby each Company Shareholder shall contribute and transfer each Company Share held by it and Holdco shall accept such contribution and transfer and in exchange issue to such holder such number of Holdco Shares that is equal to the Applicable Exchange Consideration Per Share with respect to such Company Share. Upon the consummation of the Company Share Exchange and prior to the Holdco Reorganization, the Company and Holdco shall take all action necessary to cancel any Holdco Share held by the Company or Holdco shall be cancelled without consideration.

(ii)    In connection with the Company Share Exchange, the Company shall procure that each Company Shareholder shall enter with Holdco into one or more notarial deeds of issue of Holdco Shares governed by Dutch Law and notarized by a Dutch civil-law notary, in a form and substance reasonably satisfactory to CCTS (the “Dutch Deed of Issue Company Share Exchange”) under which Holdco will issue to each such Company Shareholder such Holdco Shares in connection with the portion of the consideration to which he, she or it is entitled pursuant to Section 2.1(a)(i), and in fulfilment of such Company Shareholder’s respective obligations under the Dutch Deed of Issue Company Share Exchange to pay up the respective Holdco Shares issued to such Company Shareholder under the Dutch Deed of Issue Company Share Exchange by payment in kind by way of contribution and transfer of the Company Shares held by such Company Shareholder to Holdco.

(b)         Holdco Reorganization. After the Company Share Exchange and prior to the Merger, Holdco shall effectuate the Holdco Reorganization whereby Holdco shall (i) change its legal form from a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) to a public limited liability company (naamloze vennootschap) and (ii) amend and restate its Articles of Association in a form to be mutually agreed among the Company, Parent and CCTS, which, as so amended and restated, shall be the Articles of Association of Holdco until thereafter amended in accordance with the terms thereof and applicable Law.

(c)          Merger.

(i)    The Merger shall become effective on such date as is agreed by CCTS, Merger Sub, Parent and the Company and specified in the Merger Documents in accordance with the Cayman Companies Act (the time the Merger becomes effective being referred to herein as the “Closing” and the date the Merger becomes effective being referred to as the “Closing Date”), and on the terms and subject to the conditions set forth in this Agreement and in accordance with the Cayman Companies Act. Following the Closing, the separate existence of Merger Sub shall cease and CCTS shall continue as the surviving entity of the Merger (the “Surviving Company”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the Cayman Companies Act.

(ii)    On the Closing Date, CCTS and Merger Sub shall cause a plan of merger, in a form reasonably satisfactory to CCTS, Merger Sub, Parent and Holdco (with such modifications, amendments or supplements thereto as may be required to comply with the Cayman Companies Act) (the “Plan of Merger”), along with all other documentation and declarations required under the Cayman Companies Act in connection with such merger, to be duly executed and properly filed with the Cayman Islands Registrar of Companies, in accordance with the relevant provisions of the Cayman Companies Act (together, the “Merger Documents”).

(iii)         The Merger shall have the effects as provided in this Agreement, in the Merger Documents and in the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Closing, all of the assets, properties, rights, privileges, immunities, powers and franchises of Merger Sub shall vest in the Surviving Company and all debts, liabilities, obligations and duties of Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company.

(iv)         At the Closing, by virtue of the Merger without any further action on the part of any Party or any other Person:

(A)    each Relevant CCTS Share shall be automatically canceled and extinguished in exchange for the right to receive the Merger Consideration, which Merger Consideration will be settled as follows: (1) each holder of Relevant CCTS Shares will be entitled to a claim for a corresponding Holdco Share that is held in the accounts of the Exchange Agent, solely for the benefit of the holders of Relevant CCTS Shares (each, a “Merger Claim” and together, the “Merger Claims”); and (2) the Merger Claims will be contributed and transferred to Holdco by the Exchange Agent for the benefit of the holders of Relevant CCTS Shares in exchange for the issuance of a corresponding number of Holdco Shares (resulting, for the avoidance of doubt, so far as legally possible (subject always to Section 2.6(g)), in each Relevant CCTS Share being exchanged for a Holdco Share), and in fulfillment of each such holder’s respective obligations to pay up such Holdco Shares (together the “Merger Consideration”);

(B)    each CCTS Share held immediately prior to the Closing by CCTS as a treasury share shall be canceled and extinguished, and no consideration shall be paid with respect thereto; and

(C)    each ordinary share of Merger Sub that is issued and outstanding immediately prior to the Closing shall be converted into one validly issued, fully paid and non-assessable ordinary share of the Surviving Company.

(v)         Immediately after the Closing, (x) the Governing Documents of Merger Sub shall become the Governing Documents of the Surviving Company, in each case, until thereafter changed or amended as provided therein or by applicable Law and (y) the Directors (as defined in the Governing Documents of Merger Sub) of Merger Sub immediately prior to the Closing Date shall be the Directors of the Surviving Company.

(vi)        From and after the Closing, the holder(s) of certificates, if any, evidencing ownership of CCTS Shares or CCTS Shares held in book-entry form issued and outstanding immediately prior to the Closing shall cease to have any rights with respect to such shares except as otherwise provided for herein or under applicable Law.

(vii)      If after the date of this Agreement and prior to the Closing, CCTS pays a dividend in, subdivides, consolidates or combines CCTS Shares into a smaller number of shares, or issues by reclassification any CCTS Shares, then the consideration payable in respect of such CCTS Share in accordance with Section 2.1(c)(iv) will be appropriately adjusted to provide to the holders of the CCTS Shares the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted will, from and after the date of such event, any consideration payable pursuant to Section 2.1(c)(iv).

(viii)     Notwithstanding anything herein to the contrary, any CCTS Share redeemed in the CCTS Shareholder Redemption shall be canceled and converted into the right to receive the consideration offered in the CCTS Shareholder Redemption and shall not be entitled to receive any consideration pursuant to Section 2.1(c)(iv).

(d)         Board Appointments. Effective upon the Closing Date, the Holdco Board Appointments shall be effected in accordance with Section 6.14.

2.2        Closing. On the terms and subject to the conditions set forth in this Agreement, the consummation of the Merger shall take place electronically by exchange of the closing deliverables by the means provided in Section 9.11 (provided that any closing deliverables that need to be notarized by a Dutch civil-law notary as a matter of Dutch Law shall be executed at the offices of Dutch legal counsel to the Company and Holdco) as promptly as reasonably practicable, but in no event later than the third Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in ARTICLE VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other place, date or time as CCTS and the Company may agree in writing.

2.3       Withholding. Holdco and any other applicable withholding agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Prior to deducting and withholding any amounts pursuant to this Section 2.3, Holdco and any other applicable withholding agent shall use reasonable best efforts to notify the payee five Business Days in advance of any amounts that Holdco or any other applicable withholding agent intends to withhold from any payments hereunder, as well as for the basis pursuant to which Holdco or such other applicable withholding agent intends to withhold under applicable Tax Law. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding) to the extent reasonably practicable.

2.4       CCTS Warrants. As a result of the Merger and without any further action of any Party or any other Person (but without limiting the obligations of Holdco pursuant to the penultimate sentence of this Section 2.4), each CCTS Warrant that is outstanding immediately prior to the Closing shall automatically cease to represent a right to acquire CCTS Class A Shares and shall automatically represent (pursuant to the execution of, and subject to the terms of, a warrant assumption agreement to that effect to be entered into by Holdco as of immediately prior to the Closing), immediately following the Closing, a right to acquire Holdco Shares (a “Converted Warrant”) on the same contractual terms and conditions as were in effect immediately prior to the Closing under the terms of the Warrant Agreement.

2.5       Allocation Schedule. No later than three Business Days prior to the scheduled Closing Date, the Company shall deliver to CCTS an allocation schedule (the “Allocation Schedule”) setting forth (a) the number of Company Shares held by each Company Shareholder, the number of Company Shares deemed subject to each Company Award held by each holder thereof, as well as whether each such Company Award will be vested or unvested as of immediately prior to the Closing Date, and the number of Company Shares subject to each other warrant, award, convertible security or any other right to subscribe for Company Shares held by each holder thereof, and (b) the number of Holdco Shares that each Company Shareholder, holder of Company Awards or holder of any other option, warrant, award, convertible security or any other right to subscribe for Company Shares is entitled to receive as a result of Company Share Exchange , and (c) a certification, duly executed by an authorized officer of the Company, that the information and calculations delivered pursuant to clauses (a) and (b) are, and will be as of immediately prior to the Closing, (i) true and correct in all respects and (ii) in accordance with the applicable provisions of this Agreement, the Governing Documents of the Company and applicable Laws and, in the case of the Company Awards, the Company Incentive Plan and any applicable grant or similar agreement with respect to any such Company Award. The Company will review any comments to the Allocation Schedule provided by CCTS or any of its Representatives and consider in good faith and incorporate any reasonable comments proposed by CCTS or any of its Representatives prior to the issuance of any Holdco Shares. Notwithstanding the foregoing or anything to the contrary herein, the aggregate number of Holdco Shares that each Company Shareholder, holder of Company Awards or holder of other Equity Securities (including a holder of Company Issuance Rights) will have a right to receive pursuant to Section 2.1(a) will be (A) rounded down to the nearest whole number in the event that the fractional Holdco Share that otherwise would be so paid is less than one-half of a Holdco Share and (B) rounded up to the nearest whole number in the event that the fractional Holdco Share that otherwise would be so paid is greater than or equal to one-half of a Holdco Share.

2.6          Exchange of Shares.

(a)    Exchange Agent. As promptly as reasonably practicable following the date of this Agreement, but in no event later than five Business Days prior to the Closing Date, Holdco shall appoint Continental (or its applicable Affiliate) as an exchange agent (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent, in a form and substance reasonably acceptable to CCTS, for the purpose of effecting the contribution and transfer of the Merger Claims against the issuance of Holdco Shares as contemplated by Section 2.1(c) on the terms and subject to the other conditions set forth in this Agreement. Notwithstanding the foregoing or anything to the contrary herein, in the event that Continental is unable or unwilling to serve as the Exchange Agent, then Holdco and the Company shall, as promptly as reasonably practicable thereafter, but in no event later than the Closing Date, mutually agree upon an exchange agent (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), Holdco shall appoint and enter into an exchange agent agreement with such exchange agent, who shall for all purposes under this Agreement constitute the Exchange Agent, such agreement to be in a form and substance reasonably acceptable to CCTS.

(b)    Exchange Fund. On the Closing Date, Holdco shall deliver to the Exchange Agent, for the benefit of the holders of the Merger Claims, the number of Holdco Shares (in uncertificated form or book-entry form) sufficient to deliver the applicable Holdco Shares to be issued to the holders of the Merger Claims pursuant this Agreement (the “Exchange Fund”). Holdco shall cause the Exchange Agent pursuant to irrevocable instructions, to deliver that portion of the Merger Consideration consisting of Holdco Shares out of the Exchange Fund in accordance with this Agreement. Except as contemplated by this Section 2.6, the Exchange Fund shall not be used for any other purpose.

(c)    Exchange Procedures. After the Closing Date, and as promptly as practicable after the surrender to the Exchange Agent of the book-entry shares representing the Relevant CCTS Shares held by such holder for cancellation, and such other documents as may reasonably be required by the Exchange Agent, each holder of Relevant CCTS Shares shall be entitled to receive in exchange therefor, and Holdco shall cause the Exchange Agent to deliver the applicable number of Holdco Shares and each Relevant CCTS Share held immediately prior to the Closing Date shall forthwith be cancelled.

(d)    Distributions with Respect to Unexchanged CCTS Shares. No dividends or other distributions declared or made after the Closing Date with respect to the Holdco Shares with a record date after the Closing Date shall be paid to the holder of any unsurrendered book-entry shares representing Relevant CCTS Shares until such book-entry shares are surrendered for exchange in accordance with this Section 2.6. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such book-entry shares, Holdco shall pay or cause to be paid to the holder of the book-entry shares representing Relevant CCTS Shares without interest, (i) promptly, but in any event no later than five Business Days of such surrender, the amount of dividends or other distributions with a record date after the Closing Date and theretofore paid with respect to the Holdco Shares to which a holder of Relevant CCTS Shares would be entitled pursuant to Section 2.1(c)(iv), and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Closing Date but prior to surrender and a payment date occurring after surrender, payable with respect to the Holdco Shares to which a holder of Relevant CCTS Shares would be entitled pursuant to Section 2.1(c)(iv).

(e)    Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed for one year after the Closing Date shall be delivered to Holdco for no consideration, and any holders of Relevant CCTS Shares who have not theretofore surrendered to the Exchange Agent their book-entry shares representing the Relevant CCTS Shares held by such holder for cancellation in accordance with this Section 2.6 shall thereafter look only to Holdco for the applicable consideration for the Merger. Any portion of the Exchange Fund remaining unclaimed by holders of Relevant CCTS Shares, as may be applicable, as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Holdco free and clear of any claims or interest of any person previously entitled thereto.

(f)    No Liability. None of the Exchange Agent, CCTS, Holdco, the Surviving Company or any of their respective Affiliates shall be liable to any holder of CCTS Shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 2.7.

(g)    Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Holdco Shares will be issued, and the number of Holdco Shares each holder of CCTS Shares or Company Shares, as applicable, is entitled to receive pursuant to Section 2.1 will be (i) rounded down to the nearest whole number in the event that the fractional Holdco Share that otherwise would be so paid is less than one-half of a Holdco Share and (ii) rounded up to the nearest whole number in the event that the fractional Holdco Share that otherwise would be so paid is greater than or equal to one-half of a Holdco Share.

2.7         Treatment of Company Awards. At the Closing, the Company’s obligations to pay the LTI Payment (as defined in the Company Incentive Plan) to each holder of Company Awards outstanding as of immediately prior to the Merger shall be assumed by Holdco with effect from the Merger, and each such Company Award shall be settled, subject to the applicable leaver provisions of the Company Incentive Plan, through the issuance by Holdco to each such holder of Company Awards promptly following the Merger of a number of Holdco Shares equal to a fraction of which (i) the numerator is the entitlement of such holder to his, her or its LTI Payment (as defined in the Incentive Plan, expressed as a cash amount in USD) and the denominator is the Holdco Per Share Value.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES RELATING TO THE GROUP COMPANIES

Subject to Section 9.8, except as set forth on the Company Disclosure Schedules, the Company hereby represents and warrants to CCTS, as follows:

3.1          Organization and Qualification.

(a)    Each Group Company is a corporation, company, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the legal form, jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable), registered seat, registration details, business address and share capital. Section 3.1(a) of the Company Disclosure Schedules sets forth the jurisdiction of formation or organization (as applicable) for each Group Company. Each Group Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its respective portion of the Business as presently conducted, except where the failure to have such power or authority would not be material to the Group Companies, taken as a whole. There are no pending applications for registration (and no resolutions or other actions requiring such registration) in the commercial register or with any other competent authority in respect of any Group Company that have not yet been registered.

(b)    True and complete copies of the Governing Documents of each Group Company have been made available to CCTS, in each case, as amended and in effect as of the date hereof. The Governing Documents of each Group Company are in full force and effect, and no Group Company is in breach or violation of any provision set forth in its Governing Documents.

(c)    Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not result in a Company Material Adverse Effect.

3.2         Capitalization of the Group Companies.

(a)    Section 3.2(a) of the Company Disclosure Schedules sets forth a true and complete statement as of the date of this Agreement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding, (ii) the identity of the Persons that are the record and beneficial owners thereof, (iii) all Company Awards, (iv) the number of Persons that are holders or contractually entitled to such Company Awards, and (v) all Company Issuance Rights. All of the Equity Securities of the Company have been duly authorized and validly issued and all of the outstanding Company Shares are fully paid and non-assessable (meaning that the holders of the Company Shares will not by reason of merely being such a holder, be subject to assessment or calls by the Company or its creditors for further payment on such Company Shares). The Equity Securities of the Company (1) were not issued in violation of the Governing Documents of the Company, the Company Incentive Plan or any other Contract to which the Company is party or bound, (2) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person under the Governing Documents of the Company or any other Contract to which the Company is a party or bound or applicable Laws and (3) have been offered, sold and issued in compliance with Securities Laws. Except as set forth on Section 3.2(a) of the Company Disclosure Schedules and except for the Company Awards, the Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock, restricted stock units, performance stock, performance stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company. The Company Incentive Plan is the only equity incentive plan maintained by the Company and all outstanding option, restricted stock, equity-based or equity-linked and similar awards have been granted under the Company Equity Incentive Plan.

(b)    Except as set forth on Section 3.2(b) of the Company Disclosure Schedules, the Equity Securities of the Company are free and clear of all Liens (other than transfer restrictions under applicable Securities Law or the Company’s Governing Documents). There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of the Company’s Equity Securities.

(c)    There are no outstanding (A) equity appreciation, phantom equity, or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Subsidiaries of the Company. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Subsidiary of the Company to which the Company or any Subsidiary is a party.

(d)    None of the Group Companies owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any Person other than a Group Company or the right to acquire any such Equity Security, and none of the Group Companies are a partner or member of any partnership, limited liability company or joint venture other than a Group Company.

(e)    Section 3.2(e) of the Company Disclosure Schedules sets forth a list of all Indebtedness of the Group Companies, including the principal amount of such Indebtedness, the outstanding balance, and the debtor and the creditor thereof.

(f)    Section 3.2(f) of the Company Disclosure Schedules sets forth a list of all Change of Control Payments of the Group Companies.

(g)    Each Company Award was granted in compliance in all material respects with all applicable Laws and all of the terms and conditions of the Company Incentive Plan.

(h)    As of the Closing, (i) the authorized share capital of Holdco will consist only of Holdco Shares, par value €0.12 per share, and (ii) all of the issued and outstanding Holdco Shares when issued in accordance with the terms hereof (A) will be duly authorized, validly issued, fully paid and nonassessable (meaning that the holders of the Holdco Shares will not by reason of merely being such a holder, be subject to assessment or calls by Holdco or its creditors for further payment on such Holdco Shares), (B) will have been issued in compliance in all material respects with applicable Law and (C) will not have been issued in breach or violation of any preemptive rights or Contract to which Holdco is a party or bound.

3.3         Authority. The Company has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Documents to which the Company is or will be a party have been (or, in the case of any Ancillary Document entered into after the date hereof, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of the Company and the consummation of the Transactions shall be duly authorized by all necessary corporate (or other similar) action on the part of the Company prior to the Company Share Exchange. This Agreement and each Ancillary Document to which the Company is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity (the “Enforceability Exceptions”)). On or prior to the date hereof, the Company Board has duly and unanimously adopted resolutions (i) determining that this Agreement and the Transactions are conducive to the Company’s objects and serve the best interests of, the Company, its business and the Company’s stakeholders and (ii) approving the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions.

3.4          Financial Statements; Undisclosed Liabilities.

(a)    Section 3.4(a) of the Company Disclosure Schedules sets forth true and complete copy of the unaudited consolidated statements of financial position of the Current Companies as of June 30, 2023 and June 30, 2024 (provided that the financial statements as of and for the year ended June 30, 2024 were provided without footnotes and do not reflect any pro forma adjustments relating to non-recurring transactions after the balance date) (the “Latest Balance Sheet Date”) and the related consolidated statements of profit or loss and other comprehensive income (loss), changes in equity and cash flows of the Current Companies for the twelve month periods then ended (collectively, the “Company Financial Statements”). Each of the Company Financial Statements (including the notes thereto) (A) was prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (B) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Current Companies as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein.

(b)    No Group Company has any Liabilities of the type required to be set forth on a balance sheet in accordance with IFRS, except (i) as reflected on the Company Financial Statements, (ii) for Liabilities incurred in the ordinary course of business since the Latest Balance Sheet Date (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law), and (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of their respective covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions.

(c)    The Company has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with IFRS and to maintain accountability for the Company’s assets. The Company maintains and, for all periods covered by the Company Financial Statements, has maintained books and records of the Group Companies in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Group Companies in all material respects.

(d)    Since January 1, 2022, the Company has not determined or otherwise received any written complaint, allegation, assertion or claim that there is (i) “significant deficiency” in the internal controls over financial reporting of the Group Companies, (ii) a “material weakness” in the internal controls over financial reporting of the Company or (iii) fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company.

3.5         Consents and Requisite Governmental Approvals; No Violations.

(a)    No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company (or any Group Company) with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the Transactions, except for (i)any filings required with Nasdaq or the SEC with respect to the Transactions, (ii) filing of the Merger Documents under the applicable Law of the Cayman Islands and the registration by the Cayman Islands Registrar of Companies of the plan of merger in respect of the Merger, (iii) filings under any Antitrust Laws or (iv) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.

(b)    Neither the execution, delivery or performance by the Company of this Agreement nor the Ancillary Documents to which the Company is or will be a party nor the consummation of the Transactions will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Company’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Material Contract to which any Group Company is a party or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which any Group Company or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Group Company.

3.6        Permits. Each of the Group Companies has all Permits that are required to own, lease or operate its properties and assets and to conduct its business, except where the failure to obtain or hold such Permit would not result in a Company Material Adverse Effect (the “Material Permits”). Except as is not and would not reasonably be expected to be material to the Group Companies, taken as a whole, (i) each Material Permit is in full force and effect in accordance with its terms and (ii) no written notice of revocation, cancellation or termination of any Material Permit has been received by the Group Companies. Each Group Company is, and (where applicable) has been, in all material respects fulfilling and performing its obligations under each of the Material Permits held by it or to which it is bound.

3.7         Material Contracts.

(a)          Section 3.7(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which a Group Company is a party (each Contract required to be set forth on Section 3.7(a) of the Company Disclosure Schedules, together with each of the Contracts entered into after the date hereof that would be required to be set forth on Section 3.7(a) of the Company Disclosure Schedules if entered into prior to the date hereof, collectively, the “Material Contracts”):

(i)    any Contract relating to Indebtedness of any Group Company or to the placing of a Lien (other than any Permitted Lien) on any material assets or properties of any Group Company;

(ii)    any Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $100,000;

(iii)    any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $100,000;

(iv)    any material joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization, research and development or other similar Contract (including any such Contract that governs the research, development, ownership, enforcement, use, or other exploitation of any Intellectual Property Rights or other assets, in each case which is material to the Business);

(v)    any Contract that (A) limits or purports to limit, in any material respect, the freedom of any Group Company to engage or compete in any line of business or with any Person or in any area, to operate any asset or assets or that would so limit or purport to limit, in any material respect, the operations of Holdco or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or (C) contains any other provisions restricting or purporting to restrict the ability of any Group Company to sell, manufacture, develop, commercialize, test or research the Company Products, directly or indirectly through third parties, or to solicit any potential employee or customer in any material respect or that would so limit or purports to limit, in any material respect, Holdco or any of its Affiliates after the Closing;

(vi)    any Contract requiring any capital commitment or capital expenditure (or series of capital expenditures) by any Group Company in an amount in excess of (A) $200,000 annually or (B) $500,000 over the life of the Contract;

(vii)    any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than any other Group Company) or pursuant to which any Person (other than any other Group Company) has guaranteed the Liabilities of a Group Company, in each case in excess of $250,000;

(viii)    any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person other than a Group Company;

(ix)    any Contract with any Person (A) pursuant to which any Group Company may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events or (B) under which any Group Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any Company Product or any Intellectual Property Rights;

(x)    any Contract governing the terms of, or otherwise related to, the employment, engagement or services of any current director, manager, officer, employee, or Contingent Worker of a Group Company (A) whose annual base salary (or, in the case of a Contingent Worker, actual or anticipated annual base compensation) is in excess of $150,000 or (B) that provides for severance or any other post-termination payments or benefits;

(xi)    any Contract providing for any Change of Control Payment of the type described in clause (a) of the definition thereof;

(xii)    any collective bargaining agreements and any other agreements executed with a union, works council or similar organization or a Government Entity regarding the terms and conditions of employment of any employee or Contingent Worker of any Group Company;

(xiii)    any Contract with any Top Customer or Top Supplier;

(xiv)    any Contract that provides another Person (other than another Group Company or any manager, director or officer of any Group Company) with a power of attorney;

(xv)    any Contract that relates to any merger, consolidation or other business combination with any other Person or for the disposition of any material portion of the assets or business of any Group Company or for the acquisition by any Group Company of any material assets or material business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which any Group Company has any continuing obligation with respect to an “earn-out,” contingent purchase price or other contingent or deferred payment obligation;

(xvi)    any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments in excess of $100,000 in the aggregate, (B) with a Governmental Entity or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on any Group Company (or Holdco or any of its Affiliates after the Closing);

(xvii)    documents that will be required to be filed with the Registration Statement/Proxy Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant; and

(xviii)    any other Contract the performance of which requires either (A) annual payments to or from any Group Company in excess of $200,000 or (B) aggregate payments to or from any Group Company in excess of $500,000 over the life of the Contract and, in each case, that is not terminable by the applicable Group Company without penalty upon less than 90 days’ prior written notice.

(b)         (i) Each Material Contract is valid and binding on the applicable Group Company and, to the knowledge of the Company, the counterparty thereto, and is in full force and effect and (ii) the applicable Group Company and, to the knowledge of the Company, the counterparties thereto, are not in breach of, or default under, any Material Contract. No written notice of termination has been received by the Company with respect to any Material Contract, and to the knowledge of the Company, none of the other parties to any Material Contract has indicated to a Group Company that it intends to terminate the Material Contract or to terminate or reduce its business dealings with a Group Company.

3.8       Absence of Changes. During the period beginning on June 30, 2023 and ending on the date hereof, (a) no Company Material Adverse Effect has occurred, (b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the Transactions, each Group Company has conducted its business in the ordinary course in all material respects and (c) no Group Company has taken any action that would require the consent of CCTS pursuant to Section 6.1(b), if such action had been taken after the date hereof.

3.9       Business Activities. Each of Holdco and Merger Sub was incorporated solely for the purpose of entering into this Agreement, the Ancillary Documents and consummating the Transactions and has not engaged in any activities or business, other than those incident or related to or incurred in connection with its organization, incorporation or formation, as applicable, or the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions.

3.10      Litigation. Since July 1, 2021, there has been no Proceeding pending or, to the Company’s knowledge, threatened against any Group Company for an amount greater than $200,000. Neither the Group Companies nor any of their respective properties or assets is subject to any material Order issued by any court or arbitrator. There are no material Proceedings by a Group Company pending against any other Person.

3.11      Compliance with Applicable Law. Each Group Company (a) conducts (and since the Company’s inception has conducted) its business in accordance with all Laws and Orders applicable to such Group Company and is not in violation of any such Law or Order and (b) has not received any written communications from a Governmental Entity that alleges that such Group Company is not in compliance with any such Law or Order, except in each case of clauses (a) and (b), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

3.12      Employee Plan.

(a)    Section 3.12(a) of the Company Disclosure Schedules sets forth the only Employee Benefit Plan of the Group Companies as of the date of this Agreement, which is a Foreign Benefit Plan maintained by the Company. The Group Companies have provided CCTS with a true and complete copy of the material documents pursuant to which this plan is maintained, funded and administered.

(b)    The Employee Benefit Plan has been established and administered in all material respects in accordance with applicable Laws and with its terms. The Employee Benefit Plan is not, or within the past three years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program. All material payments or contributions required to have been timely made with respect to such Employee Benefit Plan either have been made or have been accrued in accordance with the terms of the plan and applicable Law, except as would result in a material liability to the Company. There are no pending or, to the knowledge of the Group Companies, threatened actions, claims or lawsuits by any Person against or relating to the Employee Benefit Plan (other than routine benefits claims), and there have been no such actions, claims or lawsuits for the last three (3) years. The Employee Benefit Plan is presently not, or for the last three (3) years has not been, under audit or examination (nor has written notice been received of a potential investigation, audit or examination) by any Governmental Entity. To the Company’s knowledge, no event has occurred and no condition exists that would reasonably be expected to subject any of the Group Companies to any material Tax, penalty or fine in connection with the Employee Benefit Plan, provided that payroll Taxes and employer-related Taxes may become due and payable by the Group Companies in connection with or as a result of the settlement of Company Awards in Holdco Shares as contemplated by Section 3.13(e).

(c)    No Proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of the Company, threatened with respect to the Employee Benefit Plan and, to the knowledge of the Company, there is no reasonable basis for any such Proceeding. Except as required by applicable Law, no Group Company has announced its intention, in any material respect, to modify or terminate any Employee Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of an Employee Benefit Plan.

(d)    Except as contemplated by Section 3.13(e), neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment or benefit becoming due to or result in the forgiveness of any Indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (ii) increase the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (iii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding of any compensation or benefits to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, or (iv) further restrict any rights of the Group Companies to amend or terminate any Employee Benefit Plan.

(e)    The Company acknowledges and agrees that pursuant to Rule 6.4(b) of the Company Incentive Plan, the Company’s obligations to Participants upon the consummation of the Merger shall be paid to Participants as Non-Cash Consideration in the form of Holdco Shares only and that it is reasonably practicable to do so having regard to the nature and quantum of the Non-Cash Consideration. The Company further acknowledges and agrees that by delivering such Holdco Shares, all obligations due to Participants under the under the Company Incentive Plan shall be satisfied in full. All capitalized terms used but not defined in this Section 3.12(e) shall have the meanings ascribed to such terms in the Company Incentive Plan.

3.13        Environmental Matters. Except as would not have a Company Material Adverse Effect:

(a)    Each Group Company is (and where still relevant, since the incorporation of the Company, was) in compliance with all applicable material Environmental Laws (including whether applicable to its operations and the use or condition of any real property currently or formerly owned or leased, including the Leased Real Property).

(b)    None of the Group Companies has received any written notice or communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation or remediation requirement in any respect of, or a failure to comply in any respect with, any Environmental Laws.

(c)    There is (and since the incorporation of the Company there has been) no Proceeding pending or, to the Company’s knowledge, threatened in writing against any Group Company pursuant to Environmental Laws.

(d)    The Group Companies have not manufactured, released, treated, stored, disposed of, arranged for disposal of, transported or handled, or to the knowledge of the Company, contaminated, or exposed, any Person or any real property currently or formerly owned or leased (including the Leased Real Property) to, any Hazardous Substances.

(e)    To the knowledge of the Company, there are no underground storage tanks, landfills, current or former waste disposal areas or polychlorinated biphenyls or any other condition or contamination at or on any material real property currently or formerly owned or leased (including the material Leased Real Property) by a Group Company that require reporting, investigation, cleanup, remediation or any other type of response action by a Group Company pursuant to any Environmental Laws.

(f)    The Group Companies have made available to CCTS copies of all material environmental, health and safety reports and documents that are in any Group Company’s possession or control relating to the current or former operations, properties or facilities of the Group Companies.

3.14       Intellectual Property.

(a)    Section 3.14(a) of the Company Disclosure Schedules sets forth a true and complete list of all (i) Company Registered Intellectual Property and (ii) material unregistered Marks owned by any Group Company.

(b)    To the Company’s knowledge, all necessary fees and filings with respect to any material Company Registered Intellectual Property have been submitted to the relevant intellectual property office, Governmental Entity or Internet domain name registrar to maintain such material Company Registered Intellectual Property in full force and effect. No issuance or registration obtained and no application filed by the Group Companies for any material Intellectual Property Rights has been cancelled, abandoned, allowed to lapse or not renewed, except where such Group Company has decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. Except as set forth on Section 3.14(b) of the Company Disclosure Schedules, there are no material Proceedings, including litigations, interference, re-examination, inter partes review, reissue, opposition, nullity, cancellation or similar administrative proceedings pending that relate to any of the Company Registered Intellectual Property and, to the Company’s knowledge, (i) no such material Proceedings are threatened by any Governmental Entity or any other Person and (ii) there are no facts or circumstances that would reasonably be expected to give rise to any such material Proceeding.

(c)    A Group Company exclusively owns, as indicated in Section 3.14(a) of the Company Disclosure Schedules, all right, title and interest in and to all material Company Owned Intellectual Property, free and clear of all Liens or obligations to others (other than Permitted Liens). For all Company Registered Intellectual Property, each inventor on the Patent has assigned their rights in writing to a Group Company or to an assignor to a Group Company and such assignments have been or shall be, upon Closing, recorded with the United States Patent and Trademark Office or relevant foreign intellectual property office, as applicable.

(d)    To the knowledge of the Company, (i) the Company Owned Intellectual Property constitute all of the material Intellectual Property used in or necessary for the operation of the Group Companies’ respective businesses as currently conducted and presently proposed to be conducted, and (ii) all Company Owned Intellectual Property will survive the consummation of the Transactions, in each case, without modification, cancellation, termination, suspension of, or acceleration of any right, obligation or payment with respect thereto.

(e)    Except as set forth on Section 3.14(e) of the Company Disclosure Schedules, the Company Registered Intellectual Property is subsisting and, to the knowledge of the Company, is valid and enforceable (except for applications for Registered Intellectual Property that have not issued). To the Company’s knowledge, all of the Group Companies’ rights in and to Company Registered Intellectual Property and Company Owned Intellectual Property, are valid and enforceable (except for applications for Registered Intellectual Property that have not issued). No representation or warranty in this Section 3.14(e) shall apply to infringement of any Intellectual Property Rights.

(f)    Each Group Company’s current and, to the Company’s knowledge, former, employees, consultants, advisors and independent contractors, in each case who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Company Owned Intellectual Property have entered into a valid and enforceable written Contract whereby such Person has (i) agreed to maintain and protect the confidential information of all Group Companies, and (ii) assigned to such Group Company all such Intellectual Property Rights authored, invented, created, improved, modified or developed by such Person in the course of such Person’s employment or other engagement with such Group Company.

(g)    Each Group Company has taken reasonable steps to safeguard and maintain the secrecy of any trade secrets, know-how and other confidential information included in the Company Owned Intellectual Property. Without limiting the foregoing, to the Company’s knowledge, each Group Company has not disclosed or made available any trade secrets, know-how or confidential information material to the Business to any other Person other than pursuant to a written non-disclosure agreement containing appropriate limitations on use, reproduction and disclosure. To the Company’s knowledge, there has been no violation or unauthorized access to or disclosure of any trade secrets, know-how or confidential information included in the Company Owned Intellectual Property.

(h)    None of the Company Owned Intellectual Property is subject to any outstanding Order that restricts in any material respect the use, sale, transfer, licensing or exploitation thereof by the Group Companies or affects in any material respect the validity, use or enforceability of any such Company Owned Intellectual Property, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(i)    To the Company’s knowledge, neither the conduct of the business of the Group Companies nor any Company Product made, used, marketed, licensed, provided, sold, offered for sale, distributed, imported or otherwise exploited by the Group Companies infringes, misappropriates, or otherwise violates any Intellectual Property Rights of any other Person, in each case, except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, any material liability or disruption to the Business.

(j)    There is not and, to the knowledge of the Company, there has not been any material Proceeding pending nor has any Group Company received any written communications (i) alleging that a Group Company has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any material Company Owned Intellectual Property or (iii) pertaining to an unsolicited offer or demand for any Group Company to take a license under any Patent or consider the applicability of any Patents to any products or services of the Group Companies or to the Business.

(k)    To the Company’s knowledge, no Person is infringing misappropriating, misusing, diluting or violating, or has infringed, misappropriated, misused, diluted or violated, any Company Owned Intellectual Property in any material respect. No Group Company is currently investigating or has made any written claim or filed any Proceeding against any Person alleging any infringement, misappropriation or other violation of any Company Owned Intellectual Property, or has invited any Person to take a license under any Company Owned Intellectual Property.

(l)    Section 3.14(l) of the Company Disclosure Schedules sets forth all material Public Software that is incorporated or embedded in, or linked to, any proprietary Software of a Group Company by any Group Company. The Group Companies are in material compliance with all licenses governing such Public Software. No Group Company has accessed, used, modified, linked to, created derivative works from or incorporated into any proprietary Software that constitutes a product or service offered by a Group Company or is otherwise considered Company Owned Intellectual Property and that is distributed or made available for remote access outside of the Group Companies, or is otherwise used in a manner that may trigger or subject such Group Company to any obligations set forth in the license for such Public Software, any Public Software, in whole or in part, in each case in a manner that (i) requires any Company Owned Intellectual Property to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form or for the purpose of making derivative works, for any reason, (ii) grants, or requires any Group Company to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company Owned Intellectual Property, (iii) limits in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company Owned Intellectual Property or (iv) otherwise imposes any limitation, restriction or condition on the right or ability of any Group Company to use, hold for use, license, host, distribute or otherwise dispose of any Company Owned Intellectual Property, other than compliance with notice and attribution requirements, in each case, except as is not and would not reasonably be expected to materially and adversely affect the value, use, enforceability, or the Group Company’s ownership rights in any Company Owned Intellectual Property.

3.15        Labor Matters.

(a)    Section 3.15(a) of the Company Disclosure Schedules contains a true and complete list of pseudonymized data of each employee of each Group Company, setting forth for each employee: (i) date of hire; (ii) work location; (iii) the entity that employs the individual and whether or not such employee is a party to any employment or other written agreement with the employing entity and if yes the term of such agreement.

(b)    Section 3.15(b) of the Company Disclosure Schedules contains a true and complete list of pseudonymized data of all Contingent Workers of each Group Company, setting forth for each such individual: (i) a description of his, her, or its services rendered, (ii) the start and end date of the engagement, (iii) the applicable notice period, and (iv) the primary location from which services are performed.

(c)    To the Company’s knowledge, none of the Contingent Workers has claimed an employment relationship and no third parties have claimed the reclassification of the contractual relationship between any Contingent Worker and any Group Company.

(d)    To the Company’s knowledge, none of the Group Companies engages Contingent Workers who have been hired through third parties that are being or should have been treated for Tax purposes as employees of the Group Companies.

(e)    None of the Group Companies provided a proposal, assurance or commitment to any employee or Contingent Worker regarding any change to his/her terms of employment or working conditions or regarding the continuance, introduction, increase or improvement of any benefit or any structural or discretionary arrangement or practice and no negotiations have commenced for any such matter.

(f)    None of the Group Companies has established, nor is in the process of establishing a works council or other co-determination body, nor has a legal or contractual obligation to do so and no employee, trade union or other party has requested the establishment of any such body.

(g)    Each Group Company is, and since the incorporation of the Company has been, in material compliance with all applicable Laws and regulations respecting labor and employment matters, including fair employment practices, pay equity, the classification of independent contractors, the classification of employees and Contingent Workers, workplace safety and health, work authorization and immigration, unemployment compensation, workers’ compensation, accommodation of disabilities, discrimination, harassment, whistleblowing, retaliation, affirmative action, background checks, prevailing wages, terms and conditions of employment, child labor, reductions in force, employee leave and wages and hours, including payment of minimum wages and overtime. To their knowledge, none of the Group Companies has any material Liability for any past due wages or other compensation for services (including salaries, wage premiums, commissions, fees or bonuses) to their current or former employees and independent contractors under applicable Law, Contract or company policy, or any fines, Taxes, interest, penalties or other sums for failure to pay or delinquency in paying such compensation in a timely manner. None of the Group Companies has or has had any material Liability for any failure to pay into any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of any Group Company (other than routine payments to be made in the normal course of business and consistent with past practice). The Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of each Group Company, except as has not and would not reasonably be expected to result in, individually or in the aggregate, material Liability to the Group Companies.

(h)    Since the full acquisition of the Company by the Parent, each Group Company has withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or Contingent Workers of each Group Company, except as has not and would not reasonably be expected to result in, individually or in the aggregate, material Liability to the Group Companies.

(i)    Section 3.15(i)(a)  of the Company Disclosure Schedules contains a true and complete list of all pension schemes to which the Group Companies or any of them is bound (each, a “Pension Scheme”), whether they are defined benefit or defined contribution in nature. Each Group Company has complied with its obligations in relation to each such Pension Scheme in all material respects and each Pension Scheme has been operated in compliance with all applicable Laws, and there are no other, and there is no proposal or intention to establish any, pension or death benefit schemes or arrangements other than the Pension Schemes. Section 3.15(i)(b) of the Company Disclosure Schedules contains correct information of the terms of any agreement for the payment of, or payment of a contribution towards, any pensions, allowances, lump sums or other similar benefits on retirement, death, termination of employment (voluntary or not) or during periods of sickness or disablement for the benefit of any director, statutory manager, manager, or employee of any of the Group Companies.

(j)    Except as set forth on Section 3.15(j) of the Disclosure Schedules, no Group Company is a party to, bound by, or negotiating any collective bargaining agreements, work rules or practices, or other agreements or Contracts with any labor organization, labor union, works council or other Person or entity purporting to act as employee representative (“Union”) of any employees or Contingent Workers with respect to the wages, hours or other terms and conditions of employment of any employee or Contingent Worker, nor is there any duty on the part of any Group Company to bargain with any Union. In the past three years, there has been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting any Group Company. To the Company’s knowledge, in the past three years, there have been no labor organizing activities or demand for recognition with respect to any employees of any Group Company nor has the Company engaged in any unfair labor practice.

(k)    No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of the Group Companies has occurred within the past six months.

(l)    Except as set forth on Section 3.15(l) of the Company Disclosure Schedules, in the past twelve (12) months (i) no director, officer, or key employee’s employment with any Group Company has been terminated or furloughed for any reason; and (ii) to the knowledge of the Company, no director, officer, or management level or key employee, or group of employees or Contingent Workers, has provided notice of any plans to terminate his, her or their employment or service arrangement with any Group Company. To the Company’s knowledge, no current or former employee or independent contractor of any Group Company is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation: (i) owed to any Group Company; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the applicable Group Company.

(m)    From time to time, the Company has been party to settlement or out of court arrangements, in relation to employment or labor matters, in the ordinary course of business. The Company may at any time have threatened action directed towards the Company in the ordinary course of business.

(n)    No Group Company reasonably expects any material liabilities with respect to any sexual harassment, or other discrimination, retaliation or policy violation allegations, nor, to the Company’s knowledge, are there any such allegations relating to officers, directors, employees, contractors, or agents of the Group Companies, that, if known to the public, would reasonably be expected to bring material economic harm to the Group Companies.

(o)    No Group Company (i) is subject to any affirmative action obligations under any Law, including Executive Order 11246, or (ii) is a government contractor or subcontractor for purposes of any Law with respect to the terms and conditions of employment, including the Service Contracts Act or prevailing wage Laws.

(p)    There are no outstanding assessments, payments of damages, penalties, fines, Liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation and no Group Company has been reassessed in any material respect under such legislation during the past three years and, to the knowledge of the Company, no audit of any Group Company is currently being performed pursuant to any applicable workplace safety and insurance legislation.

3.16       Insurance. Section 3.16 of the Company Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by any Group Company (the “Insurance Policies”). All Insurance Policies are in full force and effect, all premiums due and payable thereon as have been paid in full and, to the extent applicable, the Company has not taken any action or failed to take any action that (including with respect to the Transactions), with or without notice, lapse of time or both, would constitute or result in a breach or violation of, or default under, any of the Insurance Policies or would permit or cause the termination, non-renewal or modification thereof or acceleration or creation of any right or obligation thereunder, and true and complete copies of all such Insurance Policies have been made available to CCTS. No claim by any Group Company is pending under any such Insurance Policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

3.17       Tax Matters.

(a)    The Company Financial Statements reflect all Liabilities for unpaid Taxes of the Group Companies for periods (or portions of periods) through the date of such statements in accordance with the requirements of IFRS.

(b)    To the Company’s knowledge, no Group Company is currently the subject of a Tax audit or examination with respect to material Taxes. No Group Company has been informed in writing of a Tax audit or examination or the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to material Taxes.

(c)    No Group Company has consented to extend or waive the time in which any material Tax may be assessed or collected by any Governmental Entity, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business, in each case with respect to material Taxes.

(d)    No rulings in respect of Tax or similar Tax agreements have been entered into or issued by any Governmental Entity with respect to a Group Company which agreement or ruling would be effective after the Closing Date.

(e)    There are no Liens for material Taxes on any assets of the Group Companies other than Permitted Liens.

(f)    Since July 1, 2021, no written claim has been made by a Governmental Entity in a jurisdiction where any Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction.

(g)    No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than in respect of the existing fiscal unities for Dutch tax purposes or one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) and no Group Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(h)    Each Group Company is a tax resident only in its jurisdiction of organization, incorporation or formation, as applicable.

(i)    No Group Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than in its jurisdiction of incorporation.

(j)    No Group Company has taken or agreed to take any action not contemplated by this Agreement or any Ancillary Document that would reasonably be expected to prevent the Company Share Exchange and the Merger, when taken together, from qualifying for the Intended Tax Treatment. To the knowledge of the Company, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or are related to any act or omission of CCTS or any of its Affiliates occurring after the date hereof and not contemplated by this Agreement or any of the Ancillary Documents, that would reasonably be expected to prevent the Company Share Exchange and the Merger, when taken together, from qualifying for the Intended Tax Treatment.

(k)    Notwithstanding anything to the contrary in this Agreement, no Group Company makes any representations as to the amount of, or the limitations on the use after the Closing, of any net operating losses, capital losses, deductions, Tax credits and similar items of the Group Companies.

3.18       Brokers. Except for fees due to the Persons whose names are set forth on Section 3.18 of the Company Disclosure Schedules (which fees shall be the sole responsibility of the Company, except as otherwise provided in Section 9.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates for which any of the Group Companies has any obligation. The Company has made available to CCTS true and complete copies of all Contracts pursuant to which it is required to make payments to Persons set forth on Section 3.18 of the Company Disclosure Schedules.

3.19       Real and Personal Property.

(a)    Owned Real Property. No Group Company owns any real property.

(b)    Leased Real Property. Section 3.19(b) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased by any of the Group Companies (the “Leased Real Property”) and all Real Property Leases pursuant to which any Group Company is a tenant or landlord (or sub-tenant or sub-landlord). True and complete copies of all such Real Property Leases have been made available to CCTS. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to the Enforceability Exceptions). There is no material breach or default by any Group Company or, to the Company’s knowledge, any third party under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default or would permit termination of, or a material modification of or acceleration of rent under any Real Property Lease. No Group Company has leased, subleased, licensed or granted occupancy rights in any parcel or any portion of any parcel of Leased Real Property to any other Person and no other Person has any rights to the use, occupancy or enjoyment thereof pursuant to any lease, sublease, license, occupancy or other agreement, nor has a Group Company assigned its interest under any Real Property Lease to any third party, in each case, in any material respects. The Leased Real Property constitutes all of the material real property used or occupied by the Company in connection with the conduct of the Business.

(c)    Personal Property. Each Group Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material tangible assets and properties of the Group Companies reflected in the Company Financial Statements or thereafter acquired by the Group Companies, except for assets disposed of in the ordinary course of business. Such assets and properties are free and clear of any Liens (other than Permitted Liens or Liens that do not materially and adversely affect the operation of the Business).

(d)    Tangible Assets. The material tangible assets owned, leased or otherwise used by a Group Company are in good condition (except for ordinary wear and tear).

3.20       Transactions with Affiliates. Section 3.20 of the Company Disclosure Schedules sets forth (a) all Contracts between (x) any Group Company, on the one hand, and (y) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of any Group Company (other than, for the avoidance of doubt, any other Group Company) or any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including in each of the foregoing cases any adoptive relationships) of the foregoing Persons, on the other hand (each Person identified in this clause (y), a “Company Related Party”), other than (i) Contracts with respect to a Company Related Party’s employment with (including benefit plans and other ordinary course compensation from) any of the Group Companies entered into in the ordinary course of business, (ii) Contracts related solely to a Company Shareholder’s or a holder of Company Awards’ status as a holder of Equity Securities of the Company entered into in the ordinary course of business, and (iii) the Ancillary Documents and any other Contracts that the Group Companies are expressly required to enter into pursuant to this Agreement; and (b) all Contracts that, following the Closing, would be required to be disclosed in Holdco’s filings with the SEC as a “related party transaction” under Federal Securities Laws. No Company Related Party (A) owns any interest in any material asset used in any Group Company’s business, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a supplier, lender, partner, lessor, lessee or other material business relation of any Group Company or (C) owes any material amount to, or is owed any material amount by, or has any claim or cause of action against, any Group Company (other than ordinary course accrued compensation, employee benefits, employee or director expense reimbursement or other transactions entered into after the date of this Agreement that are either permitted pursuant to Section 6.1(b) or entered into in accordance with Section 6.1(b)). All Contracts, interests and other matters that are required to be set forth on Section 3.20 of the Company Disclosure Schedules are referred to herein as “Company Related Party Transactions.”

3.21       Data Privacy and Security.

(a)    Each Group Company complies, and has at all times since the incorporation of the Company complied in all material respects with all: (i) applicable Privacy Laws; (ii) privacy and data security policies and procedures adopted by the Group Company and applicable contractual obligations relating to the receipt, collection, compilation, use, storage, Processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Data; and (iii) to the extent applicable, Payment Card Industry Data Security Standard and all other applicable requirements of the payment card brands (the items described in the foregoing clauses (i) (ii), and (iii), collectively, the “Privacy Requirements”). The Group Companies have not supplied or provided access to Personal Data Processed by them to a third party for remuneration or other consideration in violation of Privacy Requirements.

(b)    No Group Company has received written notice, or to the Company’s knowledge, any other notice, of any pending Proceedings, nor has there been any Proceedings since the incorporation of the Company against any Group Company initiated by (i) any Person; (ii) the United States Federal Trade Commission, any state attorney general or similar state official; (iii) any other Governmental Entity, foreign or domestic; or (iv) any regulatory or self-regulatory entity that, in each case of clauses (i) to (iv), allege that any Processing of Personal Data by or on behalf of a Group Company is in violation of any applicable Privacy Requirements or that relate to any data security incidents, ransomware incidents, or violations of any Privacy Requirements and, to the Company’s knowledge, there are no facts or circumstances which could reasonably serve as the basis of any such Proceeding.

(c)    Each Group Company has taken reasonable organizational, physical, administrative, and technical measures consistent with standards prudent in the industry in which the Group Company operates to protect all Personal Data and all other data used in the conduct of the business that is owned, controlled, or stored by each Group Company from and against data security incidents or, in the case of Personal Data, other misuse. Each Group Company has implemented reasonable procedures to detect data security incidents and to protect Personal Data against loss and against unauthorized access, use, modification, disclosure, or other misuse.

(d)    In connection with each third-party servicing, outsourcing, Processing, or otherwise using Personal Data collected, held, or Processed by or on behalf of the Group Companies, the applicable Group Company has obligated any such third party to comply with applicable Privacy Laws with respect to Personal Data and take appropriate steps to protect and secure Personal Data from data security incidents, in each case to the extent required under Privacy Requirements and except as would not have a Company Material Adverse Effect.

(e)    Since the incorporation of the Company, each Group Company has implemented and maintained, consistent with practices reasonable in the industry in which the Group Companies operate, security measures to protect the Company IT Systems used by any Group Company to store, Process or transmit Intellectual Property Rights of the Company or Personal Data from loss, theft, unauthorized access, use, disclosure or modification except as would not have a Company Material Adverse Effect. To the Company’s knowledge, none of the Company IT Systems contain any Malicious Code that materially disrupt or materially adversely affect the functionality of any Company IT Systems or Company Products.

(f)    Since the incorporation of the Company and to the Company’s knowledge (i) there has been no unauthorized Processing of Personal Data in the possession or control of any Group Company or, any of the service providers of any Group Company and (ii) there have been no unauthorized intrusions or breaches of security of any Company IT Systems.

(g)    The consummation of any of the Transactions will not violate any applicable Privacy Requirements as they currently exist or as they existed at any time during which any of the Personal Data was collected or obtained.

3.22       Compliance with International Trade & Anti-Corruption Laws.

(a)    None of the Group Companies, nor, to the Company’s knowledge, any of the Group Companies’ directors and officers or any of their employees, is or has been, since the incorporation of the Company, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity 50% or more owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) through (iii) or any country or territory which is itself the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea, Luhansk People’s Republic, and Donetsk People’s Republic regions of Ukraine, Cuba, Iran, North Korea and Syria), to the extent in violation of Sanctions and Export Control Laws.

(b)    Since the incorporation of the Company, none of the Group Companies, nor, to the Company’s knowledge, any of the Group Companies’ directors and officers or any of their employees, has (i) violated or has caused the Company or any of the Group Companies to be in violation of any applicable Anti-Corruption Law, or (ii) made, offered, promised, paid or received any unlawful bribes, kickbacks or improper payments, to any official or employee of any Governmental Entity, or to any domestic or foreign political party or candidate for political office, in violation of Law or for the purpose of influencing any act or decision of such official or of any Governmental Entity to obtain or retain business or direct business to any Person in violation of Law.

(c)    Since the incorporation of the Company, none of the Group Companies, their directors and officers or, to the Company’s knowledge, any of their employees has, directly or indirectly, violated any, or been subject to actual or, to the knowledge of the Company, pending or threatened Proceedings, demand letters, settlements or enforcement actions relating to any applicable Anti-Corruption Law.

(d)    Since the incorporation of the Company, the Company has complied with all applicable Anti-Corruption Laws.

3.23       Information Supplied. None of the information supplied by or to be supplied by, or on behalf of, the Group Companies expressly for inclusion or incorporation by reference prior to the Closing and actually included in the Registration Statement/Proxy Statement or any other documents submitted or to be submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated hereby (including, without limitation, the Signing Press Release), at (a) the time such information is filed, submitted or made publicly available (provided, if such information is revised by any subsequently filed amendment or supplement to the Registration Statement/Proxy Statement prior to the time the Registration Statement/Proxy Statement is declared effective by the SEC, this clause (a) shall solely refer to the time of such subsequent revision or supplement); (b) the time the Registration Statement/Proxy Statement is declared effective by the SEC; (c) the time the Registration Statement/Proxy Statement is first mailed to CCTS Shareholders; (d) the time of the CCTS Shareholders Meeting; or (e) the Closing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that the Group Companies make no representations or warranties as to the information contained in or omitted from the Registration Statement/Proxy Statement in reliance upon and in conformity with information furnished in writing to the Group Companies by or on behalf of CCTS specifically for inclusion in the Registration Statement/Proxy Statement. All financial projections with respect to the Group Companies that were prepared and delivered by the Group Companies to CCTS were prepared in good faith using management’s reasonable best estimates (it being understood that forecasts and other forward-looking information are not to be viewed as facts or a guarantee of performance and are subject to uncertainties and contingencies, many of which are beyond the control of the Group Companies, and that no assurance can be given that such forecasts or other forward-looking information will be realized and that actual results may differ from the projected results).

3.24        Investigation; No Other Representations.

(a)    The Company, on its own behalf and on behalf of its Representatives, acknowledges and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of CCTS and (ii) it has been furnished with or given access to such documents and information about CCTS and its business and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b)    In entering into this Agreement and the Ancillary Documents to which it is a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in ARTICLE IV and in the Ancillary Documents to which it is a party and no other representations or warranties of CCTS or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges and agrees that, except for the representations and warranties expressly set forth in ARTICLE IV and in the Ancillary Documents to which it is a party, neither CCTS nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

3.25       Regulatory Compliance. There have been no Proceedings, and no such Proceedings are pending or, to the Company’s knowledge, threatened in writing against any Group Company related to product liability for the Company Products.

3.26       Investment Company Act. None of the Group Companies are an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company,” in each case, within the meaning of the Investment Company Act.

3.27      Top Suppliers and Customers. Schedule 3.27 of the Company Disclosure Schedules lists, by dollar volume received or paid, as applicable, for the twelve (12) months ended on June 30, 2024, the six (6) largest customers of the Group Companies (the “Top Customers”) and the sixteen (16) largest suppliers of goods or services and key software vendors to the Group Companies (the “Top Suppliers”). The relationships of each Group Company with such suppliers and customers are good commercial working relationships and (i) no Top Supplier or Top Customer within the last twelve (12) months has cancelled or otherwise terminated, or, to the Company’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with a Group Company, (ii) no Top Supplier or Top Customer has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with a Group Company or intends to stop, decrease or limit materially its products or services to any Group Company or its usage or purchase of the products or services of any Group Company, (iii) to the Company’s Knowledge, no Top Supplier or Top Customer intends to refuse to pay any amount due to any Group Company or seek to exercise any remedy against any Group Company, (iv) no Group Company has within the past two (2) years been engaged in any material dispute with any Top Supplier or Top Customer, and (v) to the Company’s Knowledge, the consummation of the transactions contemplated in this Agreement and the Ancillary Documents will not adversely affect the relationship of any Group Company with any Top Supplier or Top Customer. The Company does not depend on any single supplier, vendor or customer for any material portion of its business operation.

3.28    EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO CCTS OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE III OR THE ANCILLARY DOCUMENTS, NONE OF HOLDCO, THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE NOR ANY OTHER PERSON MAKES, AND HOLDCO AND THE COMPANY EXPRESSLY DISCLAIMS, AND CCTS HEREBY AGREES THAT IT IS NOT RELYING ON, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE ACCURACY AND COMPLETENESS OF THE MATERIALS OR ANY OTHER INFORMATION RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO CCTS OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY CCTS OR ANY CCTS NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY ANY GROUP COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY CCTS OR ANY CCTS NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES RELATING TO CCTS

Subject to Section 9.8, except as set forth (a) on the CCTS Disclosure Schedules or (b) in any CCTS SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), CCTS hereby represents and warrants to the Company as follows:

4.1          Organization and Qualification. CCTS is an exempted company duly organized, validly existing and in good standing under the Laws of the Cayman Islands.

4.2          Authority.

(a)    CCTS has the requisite exempted company power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions. Subject to the receipt of the Required CCTS Shareholder Approval and the approvals and consents to be obtained by Merger Sub pursuant to Section 6.10, the execution and delivery of this Agreement, the Ancillary Documents to which CCTS is or will be a party and the consummation of the Transactions have been (or, in the ease of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary exempted company action on the part of CCTS. This Agreement and each Ancillary Document to which CCTS is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by CCTS and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of CCTS (assuming that this Agreement and the Ancillary Documents to which CCTS is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against CCTS in accordance with its terms (subject to the Enforceability Exceptions).

(b)    The CCTS Board has duly and unanimously adopted resolutions (i) determining that this Agreement and the Transactions are advisable and fair to, and in the best interest of, CCTS and the holders of CCTS Shares, (ii) approving the execution, delivery and performance by CCTS of this Agreement and the consummation of the Transactions and (iii) resolving to recommend the approval of this Agreement and the Transactions by the holders of CCTS Shares entitled to vote thereon.

4.3         Consents and Requisite Governmental Approvals; No Violations.

(a)    No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of CCTS with respect to CCTS’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the Transactions, except for (i) compliance with and filings under any Antitrust Laws, (ii) any filings required with Nasdaq or the SEC with respect to the Transactions, (iii) filing of the Merger Documents under the applicable Law of the Cayman Islands and the registration by the Cayman Islands Registrar of Companies of the plan of merger in respect of the Merger, (iv) the approvals and consents to be obtained by Merger Sub pursuant to Section 5.10, (v) the Required CCTS Shareholder Approval or (vi) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a CCTS Material Adverse Effect.

(b)    Neither the execution, delivery or performance by CCTS of this Agreement nor the Ancillary Documents to which CCTS is or will be a party nor the consummation by CCTS of the Transactions will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Governing Documents of CCTS, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which CCTS is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which CCTS or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of CCTS, except, in the case of clauses (i) through (iv) above, as would not have a CCTS Material Adverse Effect.

4.4         Brokers. Except for fees due to the Persons whose names are set forth on Section 4.4 of the CCTS Disclosure Schedules (which fees shall be the sole responsibility of CCTS, except as otherwise provided in Section 9.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by or on behalf of CCTS for which CCTS has any obligation.

4.5         Information Supplied. None of the information supplied or to be supplied by, or on behalf of, CCTS expressly for inclusion or incorporation by reference prior to the Closing and actually included in the Registration Statement/Proxy Statement, and actually included in the Registration Statement/Proxy Statement or any other documents submitted or to be submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated hereby (including, without limitation, the Signing Press Release), will, at (a) the time such information is filed, submitted or made publicly available (provided, if such information is revised by any subsequently filed amendment or supplement to the Registration Statement/Proxy Statement prior to the time the Registration Statement/Proxy Statement is declared effective by the SEC, this clause (a) shall solely refer to the time of such subsequent revision or supplement); (b) the time the Registration Statement/Proxy Statement is declared effective by the SEC; (c) the time the Registration Statement/Proxy Statement is first mailed to CCTS Shareholders; (d) the time of the CCTS Shareholders Meeting; or (e) the Closing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

4.6         Capitalization of CCTS.

(a)    Section 4.6(a) of the CCTS Disclosure Schedules sets forth a true and complete statement of the number and class or series (as applicable) of the issued and outstanding CCTS Shares and the CCTS Warrants. All outstanding Equity Securities of CCTS have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Securities (i) were not issued in violation of the Governing Documents of CCTS and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of CCTS) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person.

(b)    Except for the CCTS Warrants and the CCTS Class B Share, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock or shares, phantom stock or shares, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require CCTS, and, except as expressly contemplated by this Agreement or the Ancillary Documents, or as mutually agreed in writing by the Company and CCTS, there is no obligation of CCTS, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of CCTS.

(c)    Section 4.6(c) of the CCTS Disclosure Schedules sets forth a list of all Indebtedness of CCTS as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

4.7         SEC Filings. CCTS has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it with the SEC pursuant to Federal Securities Laws since its initial public offering (“IPO”) (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “CCTS SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date hereof with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement/Proxy Statement to be filed by Holdco, the “Additional CCTS SEC Reports”). Each of the CCTS SEC Reports, as of their respective dates, and as of the date of any amendment or filing that superseded the initial filing, complied with, and each of the Additional CCTS SEC Reports, as of their respective dates, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes‑Oxley Act) applicable to the CCTS SEC Reports or the Additional CCTS SEC Reports (for purposes of the Additional CCTS SEC Reports, assuming that the representation and warranty set forth in Section 3.23 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion therein). As of their respective dates of filing, the CCTS SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made or will be made, as applicable, not misleading (for purposes of the Additional CCTS SEC Reports, assuming that the representation and warranty set forth in Section 3.23 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion therein). There are no outstanding or unresolved comments in comment letters received from the SEC with respect to the CCTS SEC Reports.

4.8       Trust Account. As of the date of this Agreement, CCTS has an amount in cash in the Trust Account equal to at least $21,987,000. The funds held in the Trust Account are held in trust pursuant to and are invested in accordance with the terms of that certain Investment Management Trust Agreement, dated November 2, 2021 (the “Trust Agreement”), between CCTS and Continental, as trustee (the “Trustee”) and the Governing Documents of CCTS. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the CCTS SEC Reports to be inaccurate in any material respect or, to CCTS’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of a CCTS Shareholder Redemption or (ii) if CCTS fails to complete a CCTS Business Combination within the allotted time period set forth in the Governing Documents of CCTS and liquidates the Trust Account, subject to the terms of the Trust Agreement, CCTS (in limited amounts to permit CCTS to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of CCTS) and then the Pre-Closing CCTS Holders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of CCTS and the Trust Agreement. CCTS has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to the knowledge of CCTS, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. There are no claims or Proceedings pending with respect to the Trust Account. Since November 2, 2021, CCTS has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account to the extent permitted by the Trust Agreement). Upon the consummation of the Transactions, including the distribution of assets from the Trust Account (A) in respect of Taxes or (B) in respect of a CCTS Shareholder Redemption, CCTS shall have no further obligation under either the Trust Agreement or the Governing Documents of CCTS to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

4.9       Transactions with Affiliates. Section 4.9 of the CCTS Disclosure Schedules sets forth all Contracts between (a) CCTS, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of CCTS, CHM or ARWM, on the other hand (each Person identified in this clause (b), a “CCTS Related Party”), other than (i) Contracts solely related to a CCTS Related Party’s or a holder of CCTS Warrants’ status as a holder of CCTS Shares or CCTS Warrants, as applicable, in the ordinary course of business, (ii) employment with, or the provision of services to, CCTS entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course compensation), (iii) Contracts with respect to Pre-Closing CCTS Holders and (iv) the Ancillary Documents and any other Contracts that CCTS or a CCTS Related Party is expressly required to enter into pursuant to this Agreement. No CCTS Related Party (A) owns any interest in any material asset used in the business of CCTS, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor or lessee of CCTS or (C) owes any material amount to, or is owed material any amount by, CCTS. All Contracts, interests and other matters that are required to be set forth on Section 4.9 of the CCTS Disclosure Schedules are referred to herein as “CCTS Related Party Transactions.”

4.10      Litigation. As of the date of this Agreement, there is no Proceeding pending or, to CCTS’s knowledge, threatened against or involving CCTS that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to CCTS. Neither CCTS nor any of its properties or assets is subject to any material Order. There are no material Proceedings by CCTS pending against any other Person.

4.11       Compliance with Applicable Law. CCTS is (and since its organization, incorporation or formation, as applicable, has been) in compliance with all applicable Laws, except as would not have a CCTS Material Adverse Effect. Except as would not be material to CCTS, without limiting the foregoing, CCTS has not violated or, to CCTS’s knowledge, is under investigation with respect to, or have been threatened in writing or charged with or given notice of any violation of any provisions of: (a) Privacy Laws (substituting “CCTS” for “Group Companies” in the definition thereof) and Laws applicable to lending activities; (b) Anti-Corruption Laws; or (c) any Law regulating or covering conduct in, or the nature of, the workplace, including regarding sexual harassment or, on any impermissible basis, a hostile work environment.

4.12      Business Activities. Since its incorporation, CCTS has not conducted any business activities other than activities (i) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (ii) in connection with its IPO, (iii) directed toward the accomplishment of a CCTS Business Combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions (or such similar activities in connection with other potential CCTS Business Combinations) or (iv) that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in CCTS’s Governing Documents, there is no Contract binding upon CCTS or to which CCTS is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing).

4.13        Internal Controls; Listing; Financial Statements.

(a)    Except as not required in reliance on exemptions from various reporting requirements by virtue of CCTS’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its incorporation, (i) CCTS has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of CCTS’s financial reporting and the preparation of the CCTS Financial Statements for external purposes in accordance with GAAP and (ii) CCTS has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to CCTS is made known to CCTS’s principal executive officer and principal financial officer by others within CCTS.

(b)    CCTS has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c)    Except as set forth in section 4.13(c) of the CCTS Disclosure Schedules, since the IPO, CCTS has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The issued and outstanding (i) CCTS Units, (ii) CCTS Class A Shares and (iii) CCTS Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. Except as set forth in section 4.13(c) of the CCTS Disclosure Schedules, as of the date of this Agreement, there is no material Proceeding pending or, to the knowledge of CCTS, threatened against CCTS by Nasdaq or the SEC with respect to any intention by such entity to deregister CCTS Units, CCTS Class A Shares or CCTS Warrants or prohibit or terminate the listing of such units, CCTS Class A Shares or CCTS Warrants on Nasdaq. CCTS has not taken any action that is designed to terminate the registration of CCTS Units, CCTS Class A Shares or CCTS Warrants under the Exchange Act.

(d)    CCTS’s (i) audited balance sheets as of December 31, 2022 and December 31, 2023 and the related audited statements of operations, changes in shareholders’ deficit and cash flows of CCTS for the years ended December 31 2022 and December 31, 2023 and (ii) unaudited consolidated balance sheet as of June 30, 2024, and the related unaudited statements of operations, changes in shareholders’ deficit and cash flows of CCTS for the three-month and six-month period then ended and the related notes thereto (the “CCTS Financial Statements”) (i) fairly present in all material respects the financial position of CCTS as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) in the case of the audited CCTS Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e)    CCTS has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for CCTS’s and its Subsidiaries’ assets. CCTS maintains and, for all periods covered by the CCTS Financial Statements, has maintained books and records of CCTS in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of CCTS in all material respects.

(f)    Since its incorporation, CCTS has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of CCTS to CCTS’s knowledge, (ii) a “material weakness” in the internal controls over financial reporting of CCTS to CCTS’s knowledge or (iii) fraud, whether or not material, that involves management or other employees of CCTS who have a significant role in the internal controls over financial reporting of CCTS.

4.14      No Undisclosed Liabilities. CCTS does not have any Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP consistently applied and in accordance with past practice, except for the Liabilities (a) set forth on Section 4.14 of the CCTS Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions, (c) that are incurred in connection with or incident or related to CCTS’s incorporation, or continuing corporate existence, in each case, which are immaterial in nature, (d) that are incurred in connection with activities that are administrative or ministerial, in each case, which are immaterial in nature or (e) set forth or disclosed in the CCTS Financial Statements included in the CCTS SEC Reports.

4.15       Tax Matters.

(a)    CCTS has prepared and filed all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Law, and CCTS has paid all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return, and has paid all assessments and reassessments in respect of Taxes in all material respects.

(b)    CCTS has (i) timely withheld and paid to the appropriate Governmental Entity all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Entity and (iii) complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(c)    To the knowledge of CCTS, CCTS is not currently the subject of a Tax audit or examination with respect to material Taxes. CCTS has not been informed in writing of a Tax audit or examination or the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to material Taxes.

(d)    CCTS has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Governmental Entity, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business, in each case with respect to material Taxes.

(e)    No rulings in respect of Tax or similar Tax agreements have been entered into or issued by any Governmental Entity with respect to CCTS which agreement or ruling would be effective after the Closing Date.

(f)    There are no Liens for Taxes on any assets of CCTS other than Permitted Liens.

(g)    Since April 19, 2021, no written claims have been made by any Governmental Entity in a jurisdiction where CCTS does not file Tax Returns that CCTS is or may be subject to taxation by that jurisdiction. (l) CCTS is not a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) and CCTS is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(h)    CCTS is a tax resident in its jurisdiction of formation.

(i)    CCTS has not taken or agreed to take any action not contemplated by this Agreement or any Ancillary Documents that would reasonably be expected to prevent the Company Share Exchange and the Merger, when taken together, from qualifying for the Intended Tax Treatment. To the knowledge of CCTS, no facts or circumstances exist, other than any facts or circumstances to the extent that such fact or circumstances exist or arise as a result of or are related to any act or omission by a Group Company or a Company Shareholder after the date hereof and in each case not contemplated by this Agreement or any of the Ancillary Documents, that would reasonably be expected to prevent the Company Share Exchange and the Merger, when taken together, from qualifying for the Intended Tax Treatment.

4.16        Investigation; No Other Representations.

(a)    CCTS, on its own behalf and on behalf of its Representatives, acknowledges and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Group Companies and (ii) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the Transactions.

(b)    In entering into this Agreement and the Ancillary Documents to which it is or will be a party, CCTS has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in ARTICLE III and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company or any other Person, either express or implied, and CCTS, on its own behalf and on behalf of its Representatives, acknowledges and agrees that, except for the representations and warranties expressly set forth in ARTICLE III and in the Ancillary Documents to which it is or will be a party, neither the Company, Holdco nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the Transactions.

4.17        Compliance with International Trade & Anti-Corruption Laws.

(a)    Since CCTS’s incorporation, neither CCTS, nor, to CCTS’s knowledge, its directors and officers, any of their Representatives or any other Persons acting for or on behalf of any of the foregoing, is or has been, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) through (iii) or any country or territory which is itself or has, since CCTS’s incorporation, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea, Luhansk People’s Republic, and Donetsk People’s Republic regions of Ukraine, Cuba, Iran, North Korea, Venezuela, Sudan and Syria).

(b)    Since CCTS’s incorporation, neither CCTS, nor, to CCTS’s knowledge, its directors and officers, any of their Representatives or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

4.18       EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE IV OR THE ANCILLARY DOCUMENTS, NONE OF CCTS, ANY CCTS NON-PARTY AFFILIATE NOR ANY OTHER PERSON MAKES, AND CCTS EXPRESSLY DISCLAIMS, AND THE COMPANY HEREBY AGREES THAT IT IS NOT RELYING ON, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE ACCURACY AND COMPLETENESS OF THE MATERIALS OR ANY OTHER INFORMATION RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF CCTS THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF CCTS BY OR ON BEHALF OF THE MANAGEMENT OF CCTS OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF CCTS ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF CCTS, ANY CCTS NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE V.

[RESERVED.]

ARTICLE VI.

COVENANTS

6.1          Conduct of Business of the Company.

(a)    From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as (1) expressly contemplated by this Agreement or any Ancillary Document, (2) required by applicable Law, (3) consented to in writing by CCTS (such consent not to be unreasonably withheld, conditioned or delayed) or (4) as set forth in Section 6.1 of the Company Disclosure Schedules, (i) operate the business of the Group Companies in the ordinary course in all material respects and in accordance with all applicable Law and (ii) use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of the Group Companies, taken as a whole, and to maintain existing relations and goodwill with Governmental Entities and material customers, suppliers, licensors, licensees, distributors, creditors, lessors, and business associates and to keep available the services of the Group Companies’ present officers.

(b)         Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as (1) expressly contemplated by this Agreement or any Ancillary Document, (2) required by applicable Law, (3) consented to in writing by CCTS (such consent not to be unreasonably withheld, conditioned or delayed) or (4) as set forth on Section 6.1 of the Company Disclosure Schedules not do any of the following:

(i)    declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Group Company or repurchase any outstanding Equity Securities of any Group Company, other than dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any Subsidiary that is, directly or indirectly, wholly-owned by the Company, or enter into any agreement with respect to the voting rights of its capital stock;

(ii)    reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock or share capital;

(iii)     (A) merge, consolidate, combine or amalgamate any Group Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any Equity Securities, material assets or other materials rights of any corporation, partnership, association or other business entity or organization or division thereof;

(iv)    adopt any amendments, supplements, restatements or modifications to any Group Company’s Governing Documents;

(v)    other than pursuant to Contracts to which the Company is a party that are in effect as of the date of this Agreement, transfer, sell, lease, license, mortgage, pledge, charge or create any other security interest over, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of its material assets, properties, licenses, operations, rights, product lines, businesses or interests therein, except for (A) sales or other dispositions in the ordinary course of business; (B) sales, leases, or other dispositions of assets with a fair market value not in excess of $250,000 in the aggregate or (C) non-exclusive licenses entered in the ordinary course of business;

(vi)    transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of any Group Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company; provided that, for the avoidance of doubt, this shall not prohibit the issuance of Company Shares pursuant to the settlement of the TAG Agreement prior to the Company Share Exchange or the issuance of Holdco shares to any holder of Company Awards owed to them pursuant the Company Incentive Plan;

(vii)    incur, create or assume any Indebtedness, other than (A) ordinary course trade payables or (B) Indebtedness in an aggregate amount not to exceed $1,000,000;

(viii)    other than in the ordinary course of business, amend, modify, cancel, or waive any debts held by it;

(ix)    other than amendments or modifications of Material Contracts in the ordinary course of business and that, individually or in the aggregate, are not material, (A) amend, modify or terminate any Material Contract (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such Material Contract pursuant to its terms or entering into additional work orders pursuant to, and in accordance with the terms of, any Material Contract in the ordinary course of business), (B) waive any material benefit or right under any Material Contract or (C) enter into any Contract that would constitute a Material Contract;

(x)    make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than (A) intercompany loans or capital contributions between the Company and any of its wholly-owned Subsidiaries, or between any such Subsidiaries and (B) the reimbursement of expenses of employees in the ordinary course of business;

(xi)    except (x) as required under the terms of any Employee Benefit Plan to be set forth on Section 3.12(a) of the Company Disclosure Schedules or (y) in the ordinary course of business (it being understood and agreed, for the avoidance of doubt, that in no event shall the exception in this clause (y) be deemed or construed as permitting any Group Company to take any action that is not permitted by any other provision of this Section 5.1(b)), (A) amend, modify, adopt, enter into or terminate any Employee Benefit Plan of any Group Company or any material benefit or compensation plan, policy, program or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement, (B) increase the compensation or benefits payable to any current or former director, manager, officer, employee, or Contingent Worker of any Group Company earning annual compensation in excess of $150,000, or increase the aggregate annual compensation or benefits payable to any other current or former director, manager, officer, employee, or Contingent Worker of any Group Company to be greater than $150,000, (C) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee or Contingent Worker of any Group Company, (D) waive or release any material noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (E) pay any special bonus or special remuneration to any director, officer or employee of any Group Company, (F) promise to do any of the foregoing (A) through (E), (G) terminate or furlough the employment of any director, officer, management-level or key employee of any Group Company, or (H) enter into a settlement agreement with any current or former director, officer, or employee of any Group Company;

(xii)    make, change or revoke any entity Tax classification or other material election concerning Taxes, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(xiii)    enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by the Group Companies in excess of $100,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on any Group Company;

(xiv)    authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Group Company;

(xv)    change any Group Company’s methods of accounting in any material respect, other than changes that are (i) made in accordance with PCAOB standards, (ii) required by changes in applicable Law or IFRS, or (iii) required by such Group Company’s auditors;

enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions;

(xvi)    make any Change of Control Payment that is not set forth on Section 3.2(f) of the Company Disclosure Schedules;

(xvii)    become a party to, establish, adopt, amend, commence participation in or enter into any collective bargaining or other labor union Contract;

(xviii)    fail to keep current and in full force and effect, or to comply in all material respects with the requirements of, any material Permit;

(xix)    create or incur any material Lien (other than Permitted Liens) that is not incurred in the ordinary course of business on any of its assets;

(xx)    enter into any new material line of business or operations, or discontinue any material line of business or any material business operations; or

(xxi)    enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 6.1.

Notwithstanding anything in this Section 6.1 or this Agreement to the contrary, nothing set forth in this Agreement shall give CCTS, directly or indirectly, the right to control or direct (a) the operations of the Group Companies prior to the Closing or (b) any action taken, or omitted to be taken, by any Group Company to the extent such act or omission is reasonably determined by the Company to be necessary to comply with applicable Law in effect as of the date of this Agreement (which shall in no event be deemed to constitute a breach of this Section 6.1); provided, however, that (i) in the case of clause (b), the Company shall give CCTS prior written notice of any such act or omission to the extent reasonably practicable, which notice shall describe in reasonable detail the act or omission and the reason(s) that such act or omission is being taken, or omitted to be taken, pursuant to clause (b) and, in the event that it is not reasonably practicable for the Company to give the prior written notice described in this clause (i), the Company shall instead give such written notice to CCTS promptly after such act or omission and (ii) in no event shall clause (b) be applicable to any act or omission of the type described in Section 6.1(b)(i), Section 6.1(b)(ii), Section 6.1(b)(iii), Section 6.1(b)(iv), Section 6.1(b)(vi), Section 6.1(b)(viii), Section 6.1(b)(xii) or Section 6.1(b)(xvii) (to the extent related to any of the foregoing).

6.2         Efforts to Consummate.

(a)    Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the Transactions (including (i) the satisfaction, but not waiver, of the closing conditions set forth in ARTICLE VII and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and deliver such Ancillary Document when required pursuant to this Agreement, and (ii) making all such filings with and obtaining all such approvals of Nasdaq to permit Holdco Shares to be issued in accordance with this Agreement to be listed on Nasdaq) and not to take any action after the date of this Agreement that would reasonably be expected to prevent, materially delay, or materially impair the consummation of the Transactions.

(b)    Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to promptly obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities necessary, proper or advisable to consummate the Transactions. Each of the Company, on the one hand, and CCTS, on the other, shall bear 50% of the costs incurred in connection with obtaining such Consents, including any filing or similar fees with respect to any Antitrust Laws; provided that each Party shall bear its out-of-pocket costs and expenses, including but not limited to expenses of legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers in connection with the preparation of any such Consents. Each Party shall (i) make any appropriate filings or take, or cause to be taken, any required actions pursuant to any applicable Antitrust Laws with respect to the Transactions as promptly as practicable following the date of this Agreement and (ii) respond as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to any Antitrust Laws. CCTS shall promptly inform the Company of any communication between CCTS, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform CCTS of any communication between the Company, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the Transactions. Subject to Section 6.3(a), the Parties shall provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement and the Transactions. Without limiting the foregoing, each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under any applicable Antitrust Laws or enter into any agreement with any Governmental Entity not to consummate the Transactions, except with the prior written consent of CCTS and the Company. Nothing in this Section 6.2 obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets, lines of business or facilities of any Group Company or any entity, asset, line of business or facility of such Party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except with CCTS’s and the Company’s prior written consent.

(c)    From and after the date hereof until the earlier of the Closing or termination of this Agreement in accordance with its terms, CCTS, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of CCTS) or CCTS (in the case of the Company) a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the Transactions. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the Transactions unless it consults with, in the case of CCTS, the Company, or, in the case of the Company, CCTS in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of CCTS, the Company, or, in the case of the Company, CCTS, the opportunity to attend and participate in such meeting or discussion. The Parties agree to consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with judicial proceedings under or relating to any Antitrust Law.

(d)    Notwithstanding anything to the contrary in the Agreement, in the event that this Section 6.2 conflicts with any other covenant or agreement in this ARTICLE VI that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

(e)    From and after the date of this Agreement until the earlier of the Closing Date or termination of this Agreement in accordance with its terms, CCTS, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of CCTS, CCTS or any of its Representatives (in their capacity as a representative of CCTS) or, in the case of the Company, any Group Company or any of their respective Representatives (in their capacity as a representative of a Group Company). CCTS and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation (to the extent such action would not jeopardize an attorney-client privilege or the attorney work product doctrine), (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other, including with respect to the defense, settlement and compromise of any such Transaction Litigation. Notwithstanding the foregoing, the Company shall, subject to and without limiting the covenants and agreements, and the rights of CCTS, set forth in the immediately preceding sentence, control the negotiation, defense and settlement of any such Transaction Litigation; provided, however, that in no event shall the Company, any other Group Company or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of CCTS (such consent not to be unreasonably withheld, conditioned or delayed, it being understood to be reasonable for CCTS to withhold, condition or delay its consent if any such settlement or compromise (A) does not provide for a full, unconditional and irrevocable release of CCTS and each Representative that is the subject of such Transaction Litigation, (B) provides for (x) the payment of cash any portion of which is payable prior to the Closing by CCTS or any Representative thereof or would otherwise constitute a CCTS Liability or (y) any non-monetary, injunctive, equitable or similar relief against CCTS or (C) contains an admission of wrongdoing or Liability by CCTS or any of its Representatives). Without limiting the generality of the foregoing, in no event shall CCTS or any of its Representatives settle or compromise any Transaction Litigation without the Company’s prior written consent.

6.3         Confidentiality and Access to Information.

(a)    From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to CCTS and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the Group Companies (in a manner so as to not interfere with the normal business operations of the Group Companies). Notwithstanding the foregoing, none of the Group Companies shall be required to provide to CCTS or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Group Company is subject (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally binding obligation of any Group Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any Group Company under the attorney-client privilege or the attorney work product doctrine; provided that, in case of each of clauses (A) through (D), the Company shall, and shall cause the other Group Companies to, use commercially reasonable efforts to provide such access or information to the extent it can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law, or (ii) if any Group Company, on the one hand, and CCTS, any CCTS Non-Party Affiliate or any of their Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

(b)    From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, CCTS shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records of CCTS (in a manner so as to not interfere with the normal business operations of CCTS). Notwithstanding the foregoing, CCTS shall not be required to provide, or cause to be provided to, the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which CCTS is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally binding obligation of CCTS with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to CCTS under the attorney-client privilege or the attorney work product doctrine; provided that, in case of each of clauses (A) through (D), CCTS shall use commercially reasonable efforts to provide such access or information to the extent it can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law, or (ii) if CCTS, on the one hand, and any Group Company, any Company Non-Party Affiliate, or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that CCTS shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

6.4         Public Announcements.

(a)    Subject to Section 6.5 and Section 6.6, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the Transactions prior to the Closing without the prior written consent of Parent, the Company and CCTS; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law, in which case the disclosing Party and its Representatives shall use reasonable best efforts to consult with Parent and the Company, if the disclosing party is CCTS, or CCTS, if the disclosing party is the Company or Parent, to review such announcement or communication and provide the opportunity to comment thereon, and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 6.4(a) and (iii) to Governmental Entities or other Persons in connection with any Consents required to be made or obtained under this Agreement, the Ancillary Documents or in connection with the Transactions.

(b)    The initial press release concerning this Agreement and the Transactions shall be a joint press release in the form agreed by the Company, Parent and CCTS prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement on the day thereof. Promptly after the execution of this Agreement, CCTS shall file with the SEC a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, Securities Laws, which the Company and Parent shall have the opportunity to review and comment upon prior to filing and CCTS shall consider such comments in good faith. The Company, on the one hand, and CCTS, on the other hand, shall, prior to the Closing, mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company, Parent or CCTS, as applicable) a press release announcing the consummation of the Transactions (the “Closing Press Release”), and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four Business Days after the Closing Date), Holdco, Parent and CCTS shall file with the SEC a current report on Form 6-K and Form 8-K, respectively (the “Closing Filing”) with the Closing Press Release, a description of the Closing and the other information required by Securities Laws, which Holdco, Parent and CCTS shall have the opportunity to review, comment upon prior to the Closing, and consent to the filing, of the Closing Filing, which shall be mutually agreed upon by the Company, Parent and CCTS prior to the Closing (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company, Parent or CCTS, as applicable). In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

6.5    Preparation of Registration Statement/Proxy Statement. As promptly as reasonably practicable following the date hereof, CCTS, Holdco and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by any of the Parties), and Holdco shall file with the SEC, the Registration Statement/Proxy Statement (it being understood that the Registration Statement/Proxy Statement shall include a proxy statement/prospectus which will be included therein as a prospectus in connection with the registration under the Securities Act of the Holdco Shares to be issued in the Company Share Exchange and in the Merger and which will be used as a proxy statement for the CCTS Shareholders’ Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by CCTS’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq). Each of CCTS, Holdco and the Company shall use its reasonable best efforts to (a) cause the Registration Statement/Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Group Companies, the provision of financial statements of, and any other information with respect to, the Group Companies for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (b) promptly notify the others of the receipt of any comments of the SEC or its staff (with the Parties reasonably cooperating with each other with respect to a prompt response to any such comments); (c) have the Registration Statement/Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement/Proxy Statement effective through the Closing in order to permit the consummation of the Transactions. CCTS, on the one hand, and the Company and Holdco, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party, its Non-Party Affiliates and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 6.5 or for including in any other statement, filing, notice or application made by or on behalf of Holdco to the SEC or Nasdaq in connection with the Transactions. If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement/Proxy Statement in order to disclose material information or to make the statements included therein, in the light of the circumstances under which they are made, not misleading, then (i) such Party shall promptly inform, in the case of CCTS, the Company and Holdco, or, in the case of the Company and Holdco, CCTS thereof; (ii) such Party shall prepare and mutually agree upon with, in the case of CCTS, the Company and Holdco, or, in the case of the Company and Holdco, CCTS (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement/Proxy Statement; (iii) Holdco shall file such mutually-agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the Pre-Closing CCTS Holders. Holdco and the Company shall as promptly as reasonably practicable advise CCTS of the time of effectiveness of the Registration Statement/Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of Holdco Shares for offering or sale in any jurisdiction, and Holdco and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to it or any of its Non-Party Affiliates or its or their respective Representatives, supplied by or on its behalf for inclusion in the Registration Statement/Proxy Statement will, at the time the Registration Statement/Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

6.6    CCTS Shareholder Approval. As promptly as reasonably practicable following the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, CCTS shall (a) give notice of and (b) duly convene and hold, a meeting of its shareholders (the “CCTS Shareholders’ Meeting”) in accordance with the Governing Documents of CCTS and applicable Law, for the purposes of obtaining the Required CCTS Shareholder Approval and providing holders of CCTS Class A Shares with the opportunity to elect to effect a CCTS Shareholder Redemption. CCTS shall, through the unanimous approval of its board of directors, recommend to its shareholders that they vote their CCTS Shares in favor of (the “CCTS Board Recommendation”): (i) the adoption and approval of this Agreement and the Transactions (the “Business Combination Proposal”); (ii) adoption and approval of the Merger, along with, in each case, Merger Documents and the transactions contemplated thereby including the change of authorised share capital of CCTS and the amendment and restatement of the memorandum and articles of CCTS in connection with the same (the “Merger Proposal”); (iii) the adoption and approval of each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement/Proxy Statement or in correspondence related thereto, if any; (iv) the adoption and approval of each other proposal reasonably agreed by CCTS, Parent and the Company as necessary or appropriate in connection with the consummation of the Transactions; and (v) the adoption and approval of a proposal for the adjournment of the CCTS Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in clauses (i) through (v) together, the “Transaction Proposals”); provided that CCTS may postpone or adjourn the CCTS Shareholders’ Meeting (A) to solicit additional proxies for the purpose of obtaining the Required CCTS Shareholder Approval, (B) for the absence of a quorum, or (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that CCTS has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing CCTS Holders prior to the CCTS Shareholders’ Meeting; provided, further, that, without the consent of the Company, in no event shall CCTS adjourn the CCTS Shareholders’ Meeting for more than fifteen Business Days later than the most recently adjourned meeting or to a date that is beyond the Termination Date. The CCTS Board Recommendation shall be included in the Registration Statement/Proxy Statement. Subject to applicable Law, none of the CCTS Board, CCTS or any committee of the CCTS Board shall withdraw or modify, or propose publicly or by formal action of the CCTS Board, any committee of the CCTS Board or CCTS to withdraw or modify, in a manner adverse to the Company, the CCTS Board Recommendation.

6.7    Required Company and Holdco Shareholder Approvals. As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, (a) Parent shall adopt, or cause the adoption of, any resolution of the Company’s general meeting required to consummate the Transactions and (b) the Company, as the sole shareholder of Holdco, will adopt, or cause the adoption of, any resolution of Holdco’s general meeting required to consummate the Transactions and approve the Holdco Equity Incentive Plan (as defined herein).

6.8    Merger Sub Shareholder Approval. As promptly as reasonably practicable (and in any event within one Business Day) following the date hereof, Holdco, as the sole shareholder of Merger Sub, will approve and adopt this Agreement, the Ancillary Documents to which such Merger Sub is or will be a party and the Transactions (including the Merger).

6.9         Conduct of Business of CCTS.

(a)         From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, CCTS shall, and CCTS shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, (i) operate the business of CCTS in the ordinary course in all material respects and in accordance with all applicable Law, (ii) comply with, and continue performing under, their Governing Documents and the Trust Agreement and (iii) use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of CCTS, taken as a whole.

(b)         Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, CCTS shall not, and CCTS shall cause its Subsidiaries to, except as (1) expressly contemplated by this Agreement or any Ancillary Document, (2) as required by applicable Law, (3) as consented to in writing by the Company, (5) other than in connection with an extension of CCTS’ deadline to complete its initial Business Combination in accordance with CCTS’ Governing Documents (such extension a “Charter Extension Amendment”) or (5) as set forth in Section 6.9 of the CCTS Disclosure Schedules, not do any of the following:

(i)    adopt any amendments, supplements, restatements or modifications to the Trust Agreement, Warrant Agreement or the Governing Documents of CCTS or any of its Subsidiaries;

(ii)    declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of CCTS or any of its Subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of CCTS or any of its Subsidiaries, as applicable;

(iii)    split, subdivide, combine, consolidate or reclassify any of its capital stock, share capital or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock or share capital;

(iv)    incur, create or assume any Indebtedness, except for Indebtedness in an amount not to exceed $2,000,000 in the aggregate;

(v)    make any loans or advances to, or capital contributions in, any other Person, other than to, or in, CCTS or any of its Subsidiaries;

(vi)    issue any Equity Securities of CCTS or any of its Subsidiaries or grant any additional options, warrants or stock or share appreciation rights with respect to Equity Securities of the foregoing of CCTS or any of its wholly-owned Subsidiaries;

(vii)    enter into, renew, modify or revise any CCTS Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a CCTS Related Party Transaction), other than the entry into any Contract with a CCTS Related Party with respect to the incurrence of Indebtedness permitted by Section 6.9(b)(iv);

(viii)    make, change or revoke any Tax classification or other material election concerning Taxes, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business.

(ix)    engage in any activities or business or incur any material CCTS Liabilities, other than any activities, businesses or CCTS Liabilities that are otherwise permitted under this Section 5.9 (including, for the avoidance of doubt, any activities or business contemplated by, or Liabilities incurred in connection with, this Agreement, or any Ancillary Document) or consented to by the Company pursuant to this Section 6.9);

(x)    authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(xi)    enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions;

(xii)    incorporate, form or organize any new direct or indirect Subsidiary of CCTS or engage in any new line of business that is materially different from the general nature of the businesses of CCTS as of the date of this Agreement;

(xiii)    other than in the ordinary course of business, (A) enter into, amend, modify or terminate any material Contract (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such material Contract pursuant to its terms) or (B) waive any material benefit or right under any material Contract;

(xiv)    enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by CCTS in excess of $500,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on CCTS;

(xv)    change CCTS’s methods of accounting in any material respect, other than changes that are (i) made in accordance with PCAOB standards, (ii) required by changes in applicable Law or GAAP, or (iii) required by CCTS’s auditors;

(xvi)    enter into or materially amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, employees, partners, members, stockholders or other Affiliates, other than payments or distributions in the ordinary course of business; or

(xvii)    enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 6.9.

(c)         Notwithstanding anything in this Section 6.9 or this Agreement to the contrary, (i) nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of CCTS and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, CCTS from using the funds held by CCTS outside the Trust Account to pay any CCTS Expenses or CCTS Liabilities or from otherwise distributing or paying over any funds held by CCTS outside the Trust Account, in each case, prior to the Closing.

6.10       Nasdaq Listing. Holdco shall, use its reasonable best efforts to cause Holdco Shares and Holdco Warrants issuable in accordance with this Agreement to be approved for listing on Nasdaq (and CCTS and the Company shall reasonably cooperate in connection therewith), subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date and to satisfy any applicable listing requirements of Nasdaq.

6.11       Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in ARTICLE VII and provision of notice thereof to the Trustee, (a) at the Closing, CCTS shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Shareholders pursuant to the CCTS Shareholder Redemption, then (B) pay Unpaid CCTS Expenses and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to CCTS in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

6.12       CCTS Indemnification; Directors’ and Officers’ Insurance.

(a)    All rights to indemnification or exculpation now existing in favor of the directors and officers of CCTS, as provided in the Governing Documents of CCTS or otherwise in effect as of immediately prior the Closing, in either case, solely with respect to any matters occurring on or prior to the Closing Date, shall survive the Transactions and shall continue in full force and effect from and after the Closing Date for a period of six years. CCTS will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six-year period. To the maximum extent permitted by applicable Law, during such six-year period, CCTS shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in the Governing Documents of CCTS or other applicable agreements as in effect immediately prior the Closing Date. The indemnification and liability limitation or exculpation provisions of the Governing Documents of CCTS shall not, during such six-year period, be amended, repealed or otherwise modified after the Closing Date, in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Closing Date, or at any time prior to such time, were directors or officers of CCTS (the “CCTS D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Closing Date and relating to the fact that such CCTS D&O Person was a director or officer of CCTS immediately prior the Closing Date, unless such amendment, repeal or other modification is required by applicable Law.

(b)    CCTS shall not have any obligation under this Section 6.12 to any CCTS D&O Person unless a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such CCTS D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c)    Prior to the Closing Date, CCTS shall purchase and will cause the Group Companies to maintain, for a period of six years after the Closing Date, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of CCTS as of the date of this Agreement with respect to matters occurring on or prior to the Closing Date (the “CCTS D&O Tail Policy”). Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under CCTS’s directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that CCTS shall not be obligated to pay a premium for such “tail” policy in excess of 300% of the most recent annual premium paid by CCTS prior to the date of this Agreement. In the event that the premium for the CCTS D&O Tail Policy exceeds 300% of the most recent annual premium paid by CCTS prior to the date of this Agreement, CCTS shall purchase the maximum coverage available for 300% of the most recent annual premium paid by CCTS prior to the date of this Agreement.

(d)    If CCTS or any of its successors or assigns shall (i) merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of CCTS shall assume all of the obligations set forth in this Section 6.12.

(e)    The CCTS D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 6.12 are intended to be third-party beneficiaries of this Section 6.12. This Section 6.12 shall survive the consummation of the Transactions and shall be binding on all successors and assigns of CCTS.

6.13       Company Indemnification; Directors’ and Officers’ Insurance.

(a)    All rights to indemnification or exculpation now existing in favor of the directors and officers of the Group Companies, as provided in the Group Companies’ Governing Documents or otherwise in effect as of immediately prior to the Closing Date, in either case, solely with respect to any matters occurring on or prior to the Closing Date, shall survive the Transactions and shall continue in full force and effect from and after the Closing Date for a period of six years. Holdco will cause the applicable Group Companies to perform and discharge all obligations to provide such indemnity and exculpation during such six-year period. To the maximum extent permitted by applicable Law, during such six-year period, Holdco shall cause the applicable Group Companies to advance expenses in connection with such indemnification as provided in the Group Companies’ Governing Documents or other applicable agreements in effect as of immediately prior to the Closing Date. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not, during such six-year period, be amended, repealed or otherwise modified after the Closing Date in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were directors or officers of the Group Companies (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such Company D&O Person was a director or officer of any Group Company prior to the Closing Date, unless such amendment, repeal or other modification is required by applicable Law.

(b)    None of the Group Companies shall have any obligation under this Section 6.13 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c)    Holdco shall use reasonable best efforts to include and, from and after the Closing, maintain, or cause to be included and so maintained, within Holdco’s directors’ and officers’ liability insurance policy or policies with respect to matters occurring on or after the Closing Date, coverage in commercially reasonable terms, including “prior acts” for the benefit of directors and officers of the Company who are currently covered by any comparable insurance policies as of the date of this Agreement, with respect to matters occurring on or prior to the Closing Date (“Prior Acts Coverage”). If, after reasonable best efforts by Holdco prior to the Closing, Holdco is not able to include such Prior Acts Coverage within Holdco’s directors’ and officers’ liability insurance policy or policies from and after the Closing, then the Company shall purchase, at or prior to the Closing, and Holdco shall maintain, or cause to be maintained, in effect for a period of six years after the Closing Date, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Group Companies as of the date of this Agreement with respect to matters occurring on or prior to the Closing Date (the “Company D&O Tail Policy”). Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Group Companies’ directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that none of the Group Companies shall be obligated to pay a premium for such “tail” policy in excess of 300% of the most recent annual premium paid by the Company prior to the date of this Agreement. In the event that the premium for the Company D&O Tail Policy exceeds 300% of the most recent annual premium paid by the Company prior to the date of this Agreement, the Company shall purchase the maximum coverage available for 300% of the most recent annual premium paid by the Company prior to the date of this Agreement.

(d)    If the applicable Group Company or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of such Group Company shall assume the appropriate obligations set forth in this Section 6.13.

(e)    The Company D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 6.13 are intended to be third-party beneficiaries of this Section 6.13. This Section 6.13 shall survive the consummation of the Transactions and shall be binding on all successors and assigns of the Group Companies.

6.14        Post-Closing Directors and Officers.

(a)    Holdco shall, subject to applicable Nasdaq listing requirements, take all necessary action and cause that, effective as of the Holdco Reorganization, (i) the Holdco Board shall consist of up to five directors, with one executive director and up to four non-executive directors, with the allocation of such terms among such non-executive directors to be determined by mutual agreement between the Company and CCTS following the date of this Agreement; (ii) the members of the Holdco Board are the Persons determined in accordance with Section 6.14(b) (the “Holdco Board Appointments”); (iii) the members of the compensation committee, audit committee and nominating and corporate governance committee of the Holdco Board shall be the non-executive directors determined in accordance with Section 6.14(c); and (iv) the officers of Holdco (the “Officers”) shall be the individuals determined in accordance with Section 6.14(d).

(b)    As promptly as practicable following the date of this Agreement, and in any event within sufficient time to allow for customary due diligence and background checks on the designated individuals prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing CCTS Holders, (i) ARWM shall identify up to two individuals to serve as non-executive directors on the Holdco Board who must (A) be reasonably acceptable to the Company to serve as non-executive directors on the Holdco Board immediately after the Holdco Reorganization and (B) qualify as “independent” pursuant to Nasdaq listing standards (the “CCTS Designees”), and (ii) the Company shall identify three individuals to serve as directors, including one executive director and two non‑executive directors, on the Holdco Board, immediately after the Closing Date (the “Company Designees” and, together with the CCTS Designees, the “Designees”), such Company Designees anticipated to include the individuals to be identified on Section 6.14(b) of the Company Disclosure Schedules, in all cases subject to applicable listing rules of Nasdaq and applicable Law and subject to customary due diligence and review of background checks. CCTS and the Company will agree in good faith on the initial terms of service for each of the CCTS Designees and Company Designees. Prior to the Closing Date, the Company shall name such Company Designees whose names are not identified on Section 6.14(b) of the Company Disclosure Schedules and may replace any Company Designee whose names are identified on Section 6.14(b) of the Company Disclosure Schedules, in each case with such Company Designee being reasonably acceptable to CCTS, which designation shall be made by written notice and subject to applicable listing rules of Nasdaq and applicable Law and subject to customary due diligence and review of background checks.

(c)    Prior to the mailing of the Registration Statement/Proxy Statement to the Pre‑Closing CCTS Holders, CCTS and the Company shall designate the Designees to serve as members of the compensation committee, the audit committee and the nominating and corporate governance committee of the Holdco Board, immediately after the Closing Date, subject to applicable listing rules of Nasdaq and applicable Law. In the event that any Designee is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve as a committee member, then, prior to the mailing of the Registration Statement/Proxy Statement to the Pre-Closing CCTS Holders, CCTS and the Company shall jointly replace such Designee with another Designee to serve as such committee member.

(d)    The individuals to be identified on Section 6.14(d) of the Company Disclosure Schedules shall be the Officers immediately upon the Closing, with each such individual holding the title set forth opposite his or her name. In the event that any individual identified on Section 6.14(d) of the Company Disclosure Schedules is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve as an Officer, then, prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing CCTS Holders, the Company may, with the prior written consent to CCTS (such consent not to be unreasonably withheld, conditioned or delayed), replace such individual with another individual to serve as such Officer.

(e)    At or prior to the Closing, CCTS shall deliver to the Company and Holdco evidence reasonably acceptable to the Company and Holdco that the members of the CCTS Board and the officers of CCTS, in each case immediately prior to the Closing shall have resigned with effect as of immediately preceding the Closing.

(f)    Effective as of the Closing and as a result of the Merger, the directors and officers of Merger Sub immediately prior to the Closing shall be the initial directors and officers of the Surviving Company, each to hold office in accordance with the Governing Documents of the Surviving Company until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

6.15       PCAOB Financials.

(a)     As soon as reasonably practicable following the date of this Agreement (and in any event no later than October 31, 2024), the Company shall deliver to CCTS and Holdco the audited consolidated statements of financial position of the Current Companies as of June 30 2023 and June 30, 2024 and the related audited consolidated statements of profit or loss and other comprehensive income (loss), changes in equity and cash flows of the Current Companies for the 12-month period then ended, each audited by a PCAOB qualified auditor in accordance with IFRS and PCAOB standards and containing an unqualified report of the Company’s auditor (the “Additional Financial Statements”), and each such Additional Financial Statements shall be substantially consistent in all material respects to the unaudited Company Financial Statements from the same period that are included on Section 3.4(a) of the Company Disclosure Schedules. In addition, as soon as reasonably practicable following the end of the reportable period of such financial statements, any other audited or unaudited consolidated statements of financial position and the related audited or unaudited consolidated statements profit or loss and other comprehensive income, changes in equity and cash flows of the Company as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal year), as applicable that is required to be included in the Registration Statement/Proxy Statement and any other filings to be made by CCTS or Holdco with the SEC in connection with the Transactions. All such financial statements (A) will fairly present in all material respects the financial position of the Group Companies as at the date of the statement of financial position, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (B) will be prepared in conformity with IFRS applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (C) in the case of any audited financial statements, will be each audited by a PCAOB qualified auditor in accordance with IFRS and PCAOB standards and containing an unqualified report of the Company’s auditor and (D) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X).

(b)    The Parties shall use their reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of any other Party, each other Party in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement/Proxy Statement and any other filings to be made by CCTS or Holdco with the SEC in connection with the Transactions and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

6.16       Conduct of Business of Holdco. Except as set forth on Section 6.16 of the Company Disclosure Schedules, from and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Holdco shall not take any action, or engage in any activities or business, nor incur any liabilities or obligations, other than (a) those that are incident to its organization, (b) the execution of this Agreement or any Ancillary Document to which it is or will be a party, (c) those that are required by the SEC or Nasdaq in connection with the Transactions, (d) those that are expressly contemplated by this Agreement or any Ancillary Document (including the enforcement of any of its rights or the performance of any of its obligations under this Agreement or any Ancillary Documents and the consummation of the transactions contemplated hereby or thereby) or (e) those that are consented to in writing by CCTS (such consent not to be unreasonably withheld, conditioned or delayed).

6.17       Holdco Equity Incentive Plan. Prior to the effectiveness of the Registration Statement/Proxy Statement, the Holdco Board shall approve and adopt the Holdco Long-Term Incentive Plan (the “Holdco Equity Incentive Plan”) (subject to its approval by Holdco’s general meeting pursuant to Section 6.7), in a form to be mutually agreed upon by the Company and CCTS (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or CCTS, as applicable), in the manner prescribed under applicable Laws, effective as of the Closing Date).

6.18      EU Securities Regulation. From and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement, the Parties shall not make any offer of securities in the European Union in connection with the Transactions other than in accordance with the provisions of the Prospectus Regulation. If the Parties determine that a prospectus or a prospectus exemption document (as applicable) may be required to be published in accordance with the provisions of the Prospectus Regulation, each Party shall use its reasonable best efforts to take such actions and to do such things that such Party deems reasonably necessary or desirable, including the delivery or execution of any documents or instruments reasonably required or desirable in order for the Company or Holdco to publish a prospectus or be exempted from the obligation to publish a prospectus or a prospectus exemption document (as applicable) under the Prospectus Regulation.

6.19      Intended Tax Treatment. The Parties hereby agree and acknowledge that, for U.S. federal (and applicable state and local) income Tax purposes, the Company Share Exchange and the Merger, when taken together, are intended to qualify for the Intended Tax Treatment. Each of the Parties acknowledge and agree that each is responsible for paying its own Taxes with respect to the Transactions, including any Taxes that may result if the Company Share Exchange and the Merger, when taken together, do not qualify for the Intended Tax Treatment. For all purposes of this Agreement, the application of Section 367 of the Code to any CCTS Shareholders or their direct or indirect owners shall not, by itself, cause the Company Share Exchange and the Merger, when taken together, to not qualify for the Intended Tax Treatment.

6.20      Assignment of Material Contracts. Prior to the Closing, Parent and the Company shall ensure that all Contracts listed on Section 3.7(a) of the Company Disclosure Schedules that are executed by Parent shall be assigned to and assumed by the Company (the “Contract Assignment”).

ARTICLE VII.

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS

7.1         Conditions to the Obligations of the Parties. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Company and CCTS of the following conditions:

(a)    the applicable waiting period (and any extension(s) thereof) relating to the Transactions shall have expired or been terminated and any other applicable Consent shall have been obtained (or deemed, by applicable Law, to have been obtained), as applicable, so that the Transactions are deemed to be cleared, approved or consented to under any applicable Antitrust Law;

(b)    no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition, in each case preventing the consummation of the Transactions, shall be in effect, including, for the avoidance of doubt, a failure to obtain the requisite auditor’s statements required under Dutch law in order to consummate the Holdco Reorganization and issuance of the Holdco Shares in connection with the Merger;

(c)    the Registration Statement/Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Registration Statement/Proxy Statement shall have been issued under the Securities Act and shall remain in effect with respect to the Registration Statement/Proxy Statement, and no Proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(d)    the Required CCTS Shareholder Approval shall have been obtained;

(e)    (i) Holdco’s initial listing application with Nasdaq in connection with the Transactions shall have been approved such that, immediately following the Closing, Holdco shall satisfy any applicable initial and continuing listing requirements of Nasdaq, (ii) Holdco shall not have received any notice of non-compliance therewith, and (iii) the Holdco Shares and Holdco Warrants to be issued in connection with the Transactions shall have been approved for listing on Nasdaq, subject to official notice of issuance;

(f)    after giving effect to the Transactions (including the CCTS Shareholder Redemption), Holdco shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Closing; provided, that the condition set forth in this Section 7.1(f) shall not be applicable to the extent that such requirement has been validly removed from the Governing Documents of CCTS prior to or in connection with the CCTS Shareholders Meeting.

7.2         Other Conditions to the Obligations of CCTS. The obligations of CCTS to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver by CCTS, of the following further conditions:

(a)    (i) the Company Fundamental Representations shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by any limitation as to “materiality,” “Company Material Adverse Effect” or similar limitation, which representations and warranties as so qualified shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date); (ii) the Company’s representations set forth in Section 3.2(a), Section 3.2(b) and Section 3.2(c) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, other than de minimis inaccuracies; and (iii) the representations and warranties of the Company set forth in ARTICLE III (other than the Company Fundamental Representations and the Company’s representations set forth in Section 3.2(a), Section 3.2(b) and Section 3.2(c)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not constitute a Company Material Adverse Effect;

(b)    the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;

(c)    since the date of this Agreement, no Company Material Adverse Effect shall have occurred and be continuing;

(d)    the Holdco Reorganization shall have been consummated;

(e)    the Company Share Exchange shall have been consummated;

(f)    the Contract Assignment shall have been completed; and

(g)    at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to CCTS the following documents:

(i)    a certificate duly executed by an authorized officer of the Company, dated as of the Closing Commencement Date, to the effect that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c) are satisfied;

(ii)    the Investor Rights Agreement duly executed by Holdco and the applicable Company Shareholders; and

(iii)    the Lock-Up Agreement duly executed by Holdco and the Lock-Up Holders (which shall include the Company Supporting Persons).

7.3         Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company, of the following further conditions:

(a)    (i) the CCTS Fundamental Representations shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by any limitation as to “materiality,” “CCTS Material Adverse Effect” or similar limitation, which representations and warranties as so qualified shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date); (ii) the CCTS Capitalization Representations shall be true and correct (without giving effect to any limitation as to “materiality” or “CCTS Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), other than de minimis inaccuracies; and (iii) the representations and warranties of CCTS set forth in ARTICLE IV (other than the CCTS Fundamental Representations and the CCTS Capitalization Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “CCTS Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not constitute a CCTS Material Adverse Effect;

(b)    CCTS shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by CCTS under this Agreement at or prior to the Closing; and

(c)    at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to CCTS the following documents:

(i)    a certificate duly executed by an authorized officer of CCTS, dated as of the Closing Date, to the effect that the conditions specified in Section 7.3(a), Section 7.3(b) and Section 7.3(c) are satisfied; and

(ii)    the Investor Rights Agreement duly executed by CCTS, CHM, ARWM and any other CCTS Related Party thereto.

7.4        Frustration of Closing Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this ARTICLE VII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (including, with respect to the Company, any Group Company and Parent) failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE VIII.

TERMINATION

8.1          Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a)    by mutual written consent of CCTS and the Company at any time;

(b)    by CCTS, if any of the representations or warranties of the Company set forth in ARTICLE III shall not be true and correct or if Holdco or the Company has failed to perform or comply with any of their respective covenants or agreements set forth in this Agreement (including an obligation to consummate the Closing) such that the conditions to Closing set forth in either Section 7.2(a) or Section 7.2(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform or comply with such covenants or agreements, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) 30 days after written notice thereof is delivered to the Company by CCTS, and (ii) the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to CCTS if CCTS is then in breach of this Agreement so as to prevent the conditions to Closing set forth in either Section 7.3(b) or Section 7.3(c) from being satisfied;

(c)    by the Company, if any of the representations or warranties of CCTS set forth in ARTICLE IV shall not be true and correct or if CCTS has failed to perform or comply with any of its covenants or agreements set forth in this Agreement (including an obligation to consummate the Closing) such that the conditions to Closing set forth in either Section 7.3(b) or Section 7.3(c) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform or comply with such covenants or agreements, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) 30 days after written notice thereof is delivered to CCTS by the Company, and (ii) the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the Company if the Company is then in breach of this Agreement so as to prevent the conditions to Closing set forth in either Section 7.2(a) or Section 7.2(b) from being satisfied;

(d)    by either CCTS or the Company, if the Transactions shall not have been consummated on or prior to the earlier of (i) February 2, 2025 and (ii) the date that is the last date for CCTS to consummate its initial Business Combination in accordance with CCTS’ Governing Documents (after giving effect to any Charter Extension Amendment that CCTS obtains) (such later date, the “Termination Date”); provided that, CCTS shall make reasonable efforts to amend its Charter to extend the last date for CCTS to consummate its initial Business Combination; provided that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to a Party if such Party’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the Transactions on or before the Termination Date;

(e)    by either CCTS or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Transactions and such Order or other action shall have become final and non-appealable;

(f)    by either CCTS or the Company if the CCTS Shareholders’ Meeting has been held (including any adjournment or postponement thereof), has concluded, the CCTS Shareholders have duly voted and the Required CCTS Shareholder Approval was not obtained; or

(g)    by CCTS, if the Additional Financial Statements set have not been delivered to CCTS in accordance with Section 6.15(a) on or before October 31, 2024.

8.2         Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Representatives) with the exception of Section 6.3, this Section 8.2, ARTICLE IX and ARTICLE I (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties. Notwithstanding the foregoing, the termination of this Agreement pursuant to Section 8.1 shall not affect (a) any Liability on the part of any Party for actual fraud or willful breach of any representation, warranty, covenant or agreement set forth in this Agreement prior to such termination or (b) any Person’s Liability under the Company Shareholder and Investor Support Agreement or the Investor Support Agreement to which such Person is a party to the extent arising from a claim against such Person by another Person party to such agreement on the terms and subject to the conditions thereunder.

ARTICLE IX.

MISCELLANOUS

9.1    Non-Survival. The representations, warranties, agreements and covenants in this Agreement shall terminate at the Closing Date, except for those covenants and agreements that, by their express terms, contemplate performance after the Closing Date.

9.2    Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of CCTS and the Company, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

9.3    Amendment. CCTS on behalf of itself and its Affiliates and the Company on behalf of itself and its Affiliates may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other Non-Party Affiliate hereto, (ii) waive any inaccuracy in the representations and warranties by such other Non-Party Affiliate contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other Non-Party Affiliate with any covenant or condition contained herein n; provided that no amendment, supplementation or modification that materially and adversely affects the Applicable Exchange Consideration Per Share shall be effected absent the prior written consent of the affected Company Shareholder(s). Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

9.4    Notices. All notices, consents, waivers, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) when delivered (i) in person, (ii) by facsimile or other electronic means (including email), with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a) If to CCTS, to:	Cactus Acquisition Corp. 1 Limited 4B Cedar Brook Drive Cranbury, NJ 08512 United States Attn: Jeff LeBlanc Email: jeff.b.leblanc@gmail.com with a copy (which shall not constitute notice) to

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105, U.S.A.

Attn:  Meredith Laitner, Esq.

       David H. Landau, Esq.

Facsimile No.: (212) 370-7889

Telephone No.: (212) 370-1300

E-mail:  mlaitner@egsllp.com

           dlandau@egsllp.com

(b) If to the Company	c/o Tembo e-LV B.V. Marinus van Meelweg 20 5657 EN, Eindhoven The Netherlands Attn: Kevin Chin Email: ktfc@vivopower.com
with a copy (which shall not constitute notice) to	NautaDutilh N.V. Beethovenstraat 400 1082 PR Amsterdam The Netherlands Attn. Nina Kielman, Paul van der Bijl Email: nina.kielman@nautadutilh.com paul.vanderbijl@nautadutilh.com,

(c) if to the Parent	VivoPower International plc The Scalpel 18th Floor, 52 Lime Street London EC3M 7AF, United Kingdom Attn: Peter Jeavons Email: peter.jeavons@vivopower.com

with a copy (which shall not constitute notice) to	White & Case LLP 1221 Avenue of the Americas New York, NY 10020 Attn: Elliott M. Smith Email: elliott.smith@whitecase.com or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

9.5    Governing Law; Submission to Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any appellate court thereof) (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 9.4. Nothing in this Section 9.5 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

9.6    Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the Transactions, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and CCTS shall pay, or cause to be paid, all Unpaid CCTS Expenses and (b) if the Closing occurs, then CCTS shall pay, or cause to be paid, all Unpaid Company Expenses and all Unpaid CCTS Expenses.

9.7    Construction; Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to CCTS its shareholders under the Cayman Companies Act, as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to CCTS or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of CCTS and its Representatives and CCTS and its Representatives have been given access to the electronic folders containing such information.

9.8    Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, shall form an integral part of this Agreement and are hereby incorporated into this Agreement and made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the CCTS Disclosure Schedules corresponding to any Section or subsection of ARTICLE III (in the case of the Company Disclosure Schedules) or ARTICLE IV (in the case of the CCTS Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of ARTICLE III (in the case of the Company Disclosure Schedules) or ARTICLE IV (in the case of the CCTS Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of ARTICLE III or ARTICLE IV may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

9.9    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 6.12, Section 6.13, the last sentence of this Section 9.9 and Section 9.13, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. ARWM shall be an express third-party beneficiary of Section 9.2, Section 9.3, this Section 9.9 and Section 9.13. Each of the Non-Party Affiliates shall be an express third-party beneficiary of this Section 9.9 and Section 9.13.

9.10    Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

9.11    Counterparts; Electronic Signatures. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

9.12    Knowledge of Company; Knowledge of CCTS. For all purposes of this Agreement, the phrase “to the Company’s knowledge,” “to the knowledge of the Company” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 9.12 of the Company Disclosure Schedules, solely in their respective capacities as directors, officers or employees of the Company, as applicable, assuming reasonable due inquiry and investigation of his or her direct reports. For all purposes of this Agreement, the phrase “to CCTS’s knowledge,” “to the knowledge of CCTS” and “known by CCTS” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 9.12 of the CCTS Disclosure Schedules, solely in their respective capacities as directors, officers or employees of CCTS, as applicable, assuming reasonable due inquiry and investigation of his or her direct reports. For the avoidance of doubt, none of the individuals set forth on Section 9.12 of the Company Disclosure Schedules or Section 9.12 of the CCTS Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

9.13    No Recourse. Except for claims pursuant to any Ancillary Document by any party(ies) thereto against any Non-Party Affiliate, and then solely with respect to claims against the Non-Party Affiliates that are party to the applicable Ancillary Document, each Party agrees on behalf of itself and on behalf of the Company Non-Party Affiliates, in the case of the Company, and the CCTS Non-Party Affiliates, in the case of CCTS, that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the Transactions shall be asserted against any Non-Party Affiliate, and (b) none of the Non-Party Affiliates shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the Transactions, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company, CCTS or any Non-Party Affiliate concerning any Group Company, CCTS, this Agreement or the Transactions, other than in the case of actual fraud.

9.14    Extension; Waiver. CCTS on behalf of itself and its Affiliates, the Company on behalf of itself and its Affiliates, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other Non-Party Affiliates hereto, (ii) waive any inaccuracy in the representations and warranties by such other Non-Party Affiliate contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other Non-Party Affiliates with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

9.15    Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.15.

9.16    Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

9.17    Trust Account Waiver. Reference is made to the final prospectus of CCTS, filed with the SEC (File Nos. 333-258042 and 333-260567) on October 28, 2021 (the “Prospectus”). The Company acknowledges, agrees and understands that CCTS has established a Trust Account containing the proceeds of its IPO and from certain private placements occurring simultaneously with the IPO, including interest accrued from time to time thereon (the “Trust Account”) for the benefit of public shareholders of CCTS (including overallotment shares acquired by CCTS’s underwriters, the “Public Shareholders”), and CCTS may disburse monies from the Trust Account only in the express circumstances described in the Prospectus and in accordance with the Governing Documents of CCTS. For and in consideration of CCTS entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company, Holdco, and Merger Sub hereby agrees on behalf of itself and its respective Representatives that, notwithstanding anything to the contrary in this Agreement, none of the Company, Holdco, Merger Sub or their respective Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between CCTS or any of its Representatives, on the one hand, and the Company, Holdco, Merger Sub or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). Each of the Company, Holdco and Merger Sub, on behalf of itself and its respective Representatives, hereby irrevocably waives any Trust Account Released Claims that the Company, Holdco, Merger Sub or any of their Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with CCTS or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with CCTS or its Affiliates), other than for the release of proceeds from the Trust Account upon the consummation of the Merger.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement on the date first written above by their respective officers thereunto duly authorized.

CACTUS ACQUISITION CORP. 1 LIMITED

By:	/s/ Gary Challinor
Name:	Gary Challinor
Title:	Chief Executive Officer

TEMBO E-LV B.V.

By:	/s/ Peter Jeavons
Name:	Peter Jeavons
Title:	Director

VIVOPOWER INTERNATIONAL PLC

By:	/s/ William Langdon
Name:	William Langdon
Title:	Director

TEMBO GROUP B.V.

By:	/s/ Peter Jeavons
Name:	Peter Jeavons
Title:	Director

TEMBO EUV INVESTMENT CORPORATION LIMITED

By:	/s/ Peter Jeavons
Name:	Peter Jeavons
Title:	Director